UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

NRG Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 14, 2011

Dear Stockholder:

        We are pleased to invite you to attend NRG Energy, Inc.'s Annual Meeting of Stockholders, which will be held at 4:00 p.m., Central Time, on Tuesday, April 26, 2011, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A report on Company operations and a discussion of our plans will be made at the meeting and there will be time for your questions and comments.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

        On behalf of everyone at NRG, we thank you for your ongoing interest and investment in NRG Energy, Inc. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, Georgeson Inc., at (888) 605-7561 (toll free).

Sincerely,

HOWARD E. COSGROVE Chairman of the Board	DAVID CRANE President and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT MARCH 14, 2011.

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	4:00 p.m., Central Time, on Tuesday, April 26, 2011
PLACE	Four Seasons Hotel 1300 Lamar Street Houston, Texas
ITEMS OF BUSINESS	(1) To elect five Class II directors.
(2) To ratify the appointment of KPMG LLP as NRG's independent registered public accounting firm.
(3) To hold an advisory vote on executive compensation.
(4) To hold an advisory vote on the frequency of the advisory vote on executive compensation.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on March 1, 2011.
ANNUAL REPORT	Our 2010 Annual Report, which is not part of the proxy soliciting materials, is enclosed.
PROXY VOTING
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the information on pages 2-4 of this Proxy Statement, the Notice of Internet Availability of Proxy Materials or the voting instructions on the proxy card.

By Order of the Board of Directors TANUJA M. DEHNE Corporate Secretary

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PROXY STATEMENT

        The Board of Directors (the "Board") of NRG Energy, Inc. ("NRG" or the "Company") is soliciting proxies for the Annual Meeting of Stockholders (the "Annual Meeting"). You are receiving a Proxy Statement because you own shares of NRG's Common Stock, par value $.01 per share (the "Common Stock" or "Common Shares") that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

Purpose of the Annual Meeting

        The purpose of the Annual Meeting is to: (i) elect directors, (ii) ratify the appointment of KPMG LLP as NRG's independent registered public accounting firm, (iii) hold an advisory vote on executive compensation (the "say on pay vote"), (iv) hold an advisory vote on the frequency of the say on pay vote, and (v) conduct such other business as may properly come before the Annual Meeting. Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, either of the persons named as proxy holders — David Crane and Tanuja M. Dehne — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Annual Meeting Admission

        Stockholders of NRG may attend the Annual Meeting. However, only stockholders who owned Common Stock at the close of business on March 1, 2011, the record date, or their duly appointed proxies, are entitled to vote at the meeting. Proof of ownership of NRG stock, along with personal identification (such as a driver's license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at 3:00 p.m., Central Time. Please allow ample time for check-in.

        No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

        A quorum is the minimum number of shares required to hold a meeting. Under NRG's Bylaws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at a meeting must be represented in person or by proxy at the meeting. Both abstentions and broker nonvotes, if any, are counted as present for determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner, and (b) the broker lacks discretionary voting power to vote such shares. Brokers who do not receive instructions are entitled to vote on the ratification of the appointment of the independent auditors (Proposal 2), but not on the election of directors, the say on pay vote, or the advisory vote on the frequency of the say on pay vote.

Stockholders Entitled to Vote

        Only stockholders of record at the close of business on March 1, 2011, are entitled to vote at the Annual Meeting. As of the record date, 247,304,807 shares of Common Stock were issued and outstanding. Each holder of NRG Common Stock is entitled to one vote per share.

        Many NRG stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

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  Stockholder of Record — If your shares are registered directly in your name with NRG's transfer agent, The Bank of New York Mellon, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to vote by mail as described in "Voting Methods" below.

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  Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use. Please note that the rules that determine how your broker can vote your shares changed last year. Please see "Required Vote" below.

Required Vote

        Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a majority of the votes cast at the Annual Meeting at which a quorum is present. A majority of the votes cast means that the number of shares voted "FOR" a director must exceed the number of votes cast "AGAINST" that director. Abstentions will not be considered votes properly cast and therefore will not have any effect on the election of directors. If you are a beneficial owner of shares held in street name, brokers are no longer entitled to vote on the election of directors in the absence of your specific instructions as to how to vote. You must provide your broker with voting instructions so that your vote will be counted. Broker non-votes will have no effect on the outcome of the vote on this proposal.

        In a contested election, each nominee for election as director at the Annual Meeting will be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominees who receive the most votes will be elected to fill the available seats on your Board. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. Broker non-votes will have no effect on the outcome of the vote on this proposal.

        Approval of the Ratification of the Appointment of the Independent Auditors — Under applicable law, this proposal requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

        Advisory Vote on Executive Compensation — Under applicable law, this proposal requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. If you are a beneficial owner of shares held in street name, brokers are not entitled to vote on the matters related to executive compensation, including this say on pay vote, in the absence of your specific instructions as to how to vote. You must provide your broker with voting instructions so that your vote will be counted. Broker non-votes will have no effect on the outcome of the vote on this proposal. This vote is advisory and therefore is not binding on the Company. However, the Board and the Compensation Committee value the opinions of shareholders and to the extent there is a significant number of votes against the named executive officer compensation as disclosed in this Proxy Statement, shareholders' concerns will be considered and the Board and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation — Under applicable law, this proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal for one of the frequency options (one, two or three years). Abstentions will be counted toward the tabulation of votes cast on this proposal but will not count as an affirmative vote for any of the frequency options. If none of the frequency options receive the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal, the frequency option that receives the highest number of votes cast will be considered to be the frequency selected by the shareholders. If you are a beneficial owner of shares held in street name, brokers are not entitled to vote on the matters related to executive compensation, including this advisory vote on the frequency of the say on pay vote, in the absence of your specific instructions as to how to vote. You must provide your broker with voting instructions so that your vote will be counted. Broker non-votes will have no effect on the outcome of the vote on this proposal. Although this vote is advisory and therefore not binding on the Company, the Board and the Compensation Committee value the opinions of the shareholders and will consider the outcome of this advisory vote.

Voting Methods

        In addition to delivering printed versions of this Proxy Statement and proxy card to certain stockholders by mail, the Proxy Statement and proxy card are available on the Internet. Pursuant to the Securities and Exchange Commission ("SEC") rules, NRG has furnished the Company's proxy materials over the Internet to the Company's stockholders and delivered a Notice of Internet Availability of Proxy Materials ("Notice") in the mail to certain beneficial stockholders. You have the ability to access the proxy materials, including the Company's Proxy Statement and annual report, at the website provided on the Notice or to request a printed or email set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to receive a printed set may be found in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access the Company's proxy materials over the Internet at http://www.edocumentview.com/NRG_MTG.

        If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker, trustee, or nominee. Beneficial owners will be able to do this over the Internet, by telephone or, if you have received or requested a paper copy of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

        *    Vote By Internet:    If you have Internet access and hold shares beneficially in street name, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 P.M. Eastern Time on April 25, 2011 by visiting the website provided on the Notice or voting instruction card. Have your Notice or voting instruction card in hand when you access the website. If you vote by using the Internet, you do not need to return your proxy card or voting instruction card.

        *    Vote By Telephone:    If you live in the United States and hold shares beneficially in street name, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week up until 11:59 P.M. Eastern Time on April 25, 2011. The telephone number is printed on your Notice or voting instruction card, which you should have in hand when you call. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

        *    Vote By Mail:    If you received or requested a paper copy of the materials, you may submit your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by April 26, 2011, the Annual Meeting date.

        All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

        You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by: (i) delivering a written notice of revocation bearing a later date than the proxy being revoked, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

Counting the Vote

        For Proposals 1, 2 and 3, you may vote "FOR," "AGAINST," or "ABSTAIN." For Proposal 4, you may vote "ONE YEAR," "TWO YEARS," "THREE YEARS" or "ABSTAIN". For the election of directors (Proposal 1), abstentions will not be considered votes properly cast and therefore will not have any effect on the election of directors. For Proposals 2 and 3, abstentions have the same effect as a vote "AGAINST." For Proposal 4, abstentions will be counted toward the tabulation of votes cast but will not count as an affirmative vote for any of the frequency options. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

List of Stockholders

        The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540, by contacting the Corporate Secretary.

Cost of Proxy Solicitation

        NRG will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by the Company's directors, officers and employees, who do not receive any additional compensation for these solicitation activities. The Company has retained Georgeson Inc. to assist it in soliciting your proxy for an estimated fee of $20,000, plus reasonable out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of stock. Representatives of Georgeson Inc. will tabulate the votes and act as the inspectors of election.

 Transfer Agent

        The Company's transfer agent is The Bank of New York Mellon. All communications concerning stockholder inquiries can be handled by contacting NRG Energy, Inc. c/o BNY Mellon Shareowner Services, P.O. Box 358015 Pittsburgh, PA 15252-8015, 1-877-296-3711. Outside the U.S. and Canada 1-201-680-6578 and Hearing Impaired-TTY Phone 1-888-231-5469. The e-mail address is: shrrelations@melloninvestor.com and the website is: www.bnymellon.com/shareowner/isd. Send certificates for transfer and address changes to: BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900.

Householding

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees. Stockholders may elect to receive individual copies of the proxy materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at (800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

        Stockholders may also request additional copies of the proxy materials or Notice by contacting Broadridge Financial Solutions, Inc. by telephone at (800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

Whom should you call if you have questions about the Annual Meeting?

        If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
Tel: (212) 440-9800
Fax: (212) 440-9009

Toll Free: (888) 605-7561
Email: NRG@georgeson.com

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Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on Tuesday, April 26, 2011

        Each of the Notice of Annual Meeting, this Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2010 is available at http://www.edocumentview.com/NRG_MTG.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Charters

        The Board has adopted Corporate Governance Guidelines (the "Guidelines") that, along with the Amended and Restated Certificate of Incorporation, the Bylaws and the charters of the Board Committees, provide the framework for the governance of the Company. The Board's Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company's website at http://www.nrgenergy.com/investor/corpgov.htm, along with the charters of all the Committees of the Board and the Code of Conduct. The Guidelines, the charters of all of the Company's Board Committees and the Code of Conduct are available in print to any stockholder who requests them.

Director Independence

        The Board is made up of a majority of independent directors. An "independent" director is a director who meets the criteria for independence as required by the applicable law and the New York Stock Exchange ("NYSE") listing standards and is affirmatively determined to be "independent" by the Board. The Board has determined that each of the current directors is independent under the listing standards of the NYSE, with the exception of David Crane, President and Chief Executive Officer, Gerald Luterman, during his service as Interim Chief Financial Officer, which ended on May 10, 2010, and Paul Hobby, whose sister-in-law is a current partner at KPMG LLP, the Company's independent registered public accounting firm. Thomas Weidemeyer serves as a director of Waste Management, Inc., a service provider to the Company in the ordinary course of business, and a Reliant Energy electricity customer. Kirbyjon Caldwell serves as a director of Continental Airlines and Stephen Cropper serves as a director of Sunoco Logistics Partners L.P., both companies of which are also Reliant Energy electricity customers. Kathleen McGinty serves as Senior Vice President and Managing Director of Weston Solutions, Inc., which provided approximately $68,000 of services for toxicity and water testing in the Company's West Region. The Board has evaluated the business relationships between the Company and each of these companies and has concluded that each business relationship is immaterial and does not interfere with Mr. Weidemeyer's, Mr. Caldwell's, Mr. Cropper's or Ms. McGinty's exercise of independent judgment on the Board. Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Company's Guidelines (available on the Company's website) and NYSE listing standards, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Board Structure

        The Board is set at 14 directors. The Board is divided into three classes serving staggered three-year terms. Classes I and II each has five members while Class III has four members.

        During 2010, the Board held five regularly scheduled meetings and five special meetings. During 2010, no director attended less than 75% of the total of the Board meetings and the meetings of the committees on which he or she served. In calendar year 2011, the Board has held one meeting through March 1, 2011.

        The Company's Guidelines provide that nonmanagement directors meet in executive session regularly following Board meetings. The Company's nonexecutive Chairman, Howard Cosgrove, presides at these sessions. Also, pursuant to the Company's Bylaws, Mr. Cosgrove has been designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee.

        Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors attended the 2010 Annual Meeting of Stockholders.

 Governance Practices

        The Board takes a proactive approach in applying leading governance practices, which is evidenced by the Board's recommendation, and our stockholders' subsequent approval, of the majority voting standard for the election of directors at the 2009 Annual Meeting of Stockholders. Furthermore, as described in the Guidelines, the Board follows a series of governance practices that they believe foster effective Board oversight and accountability to the Company's stockholders. These practices include:

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  Executive and director stock ownership guidelines to align interests with our stockholders;

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  Ongoing succession planning for the Chief Executive Officer and other senior management;

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  Annual performance evaluations of the Board and each of its standing Committees, as well as periodic peer review for individual directors;

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  Robust director orientation and continuing education program, including Company site visits and information sessions with Company management at relevant sites, such as plants, commercial operations trading floors and Reliant call centers; and

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  Access to and engagement of outside advisors and consultants to assist in their performance of their duties, as appropriate.

Board Leadership

        Since the Company's emergence from bankruptcy in December 2003, the Company's governance structure has been led by a separate Chief Executive Officer and Chairman of the Board ("Chairman"). Irrespective of the Company's current practice, the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. As stated in the Company's Guidelines, the Board believes that it is in the best interest of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the present circumstances.

        Currently, the Chief Executive Officer, Mr. Crane, and the Chairman, Mr. Cosgrove, work closely together in complementary roles. Mr. Crane focuses on the day-to-day developments of the Company and establishes the Company's various growth initiatives and strategic plan. Mr. Cosgrove leads the Board's responsibilities of review, approval and monitoring of fundamental financial and business strategies and major corporate actions, assessment of major risks facing the Company and management, oversight of succession planning, most notably at the Chief Executive Officer level and presides over the Board and its committees as they perform their broad and varied oversight functions. The Board believes that these complementary roles provide the appropriate governance structure for the Company at this time.

Risk Oversight

        While the Company's management is responsible for the day-to-day management of the risks that the Company faces, the Board, as a whole and through its Committees, has responsibility for overall risk oversight of the Company. A fundamental aspect of risk oversight includes not only understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, but also understanding and determining the appropriate risk appetite for the Company. The Board's role in reviewing and approving matters such as the Company's annual business plan, budget and long-term plan, strategic initiatives, individual development projects, acquisitions and divestitures, and capital allocation plan, represents the primary means by which the Board defines for management what constitutes an appropriate level of risk for the Company.

        The Board performs its risk oversight function in several ways. The Board monitors, reviews and reacts to strategic and corporate risks through reports by management, including the Enterprise Risk

Management team, and through Committees of the Board. The Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company's risk management with the assistance of management and the Board Committees. The Chairs of each of the Board's Committees regularly report to the Board on all matters reviewed by their respective Committees, thereby providing the full Board with the opportunity to identify and discuss any risk related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Finance, Nuclear Oversight and Governance and Nominating Committees are routinely presented to the full Board to ensure proper oversight and, with respect to the Finance Committee in particular, matters are previewed by the full Board prior to delegation to the Finance Committee.

        With the full Board providing the top level of risk oversight, the Audit, Commercial Operations Oversight, and Compensation Committees have a more specific risk oversight role for matters that fall under their purview. The Audit Committee focuses on financial risks, including reviewing the effectiveness of our internal controls, conducting a detailed review of the financial portions of the Company's SEC reports, approving the independent auditor and the annual audit plan, and receiving periodic reports from the Company's independent auditor, the Company's internal auditor and the Company's corporate compliance officer. The Commercial Operations Oversight Committee (the "COOC") provides risk oversight with respect to the Company's trading of fuel, transportation, energy and related products and services, regulatory compliance, and its management of the risks associated with such activities. The Company's Financial Risk Management Committee, a Committee comprised of senior management and key personnel in and around the commercial operations function, reports to the COOC and Audit Committee on a regular basis.

        The Compensation Committee monitors the risks related to our compensation policies and practices, with input from management and the Compensation Committee's independent outside compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee has reviewed the Company's compensation policies and practices to determine whether they subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk. To assist the Compensation Committee in its assessment, the Company's Enterprise Risk Management team conducted a review of the compensation policies and practices and reported to the Compensation Committee their findings as follows:

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  the base salaries are a sufficient component of total compensation to discourage risk taking;

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  the earnings goals under the Company's Annual Incentive Plan ("AIP") are based upon its audited financial statements and the Company believes are attainable without the need to take inappropriate risks or make material changes to the Company's business or strategy;

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  the fact that named executive officers who receive payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback) if the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, discourages risk taking;

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  awards under the Amended and Restated Long-Term Incentive Plan (the "LTIP") are typically based upon total stockholder return and return on equity over three-year periods, which mitigates against the taking of short-term risks;

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  because incentive compensation has a large stock component to it, the value is best realized through long-term appreciation of stockholder value, especially when coupled with the stock ownership guidelines, which expose the Company's named executive officers to the loss of the value of the retained equity if stock appreciation is jeopardized; and

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  the use of incentive compensation components that are paid or vest over an extended period also mitigates against unnecessary or excessive risk taking.

        As a result of the review, management and the Compensation Committee have concluded that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Committee Membership

        The Board presently has the following six standing Committees: Audit, Compensation, Governance and Nominating, Commercial Operations Oversight, Finance and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee. The membership and the functions of each Committee are described below.

Name of Director	Audit	Compensation	Governance and Nominating	Commercial Operations Oversight	Finance	Nuclear Oversight
Howard E. Cosgrove(1)						X(2)
Kirbyjon H. Caldwell		X	X			X
John F. Chlebowski		X				X
Lawrence S. Coben			X(2)			X
David Crane						X
Stephen L. Cropper			X	X		X
William E. Hantke	X(2)					X
Paul W. Hobby				X(2)		X
Gerald Luterman	X				X	X
Kathleen A. McGinty				X		X
Anne C. Schaumburg	X				X(2)	X
Herbert H. Tate						X(3)
Thomas H. Weidemeyer		X(2)				X
Walter R. Young	X				X	X

X
= Committee Member

(1)
Chairman of the Board

(2)
Committee Chair

(3)
Chair of the Nuclear Oversight Subcommittee

Audit Committee

        The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company's independent auditors, the performance of the Company's internal audit function, and effectiveness of the Company's financial risk management. Among other things, the Audit Committee:

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  Appoints, retains, oversees, evaluates, and compensates the independent auditors;

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  Reviews the annual audited and quarterly consolidated financial statements;

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  Reviews major issues regarding accounting principles and financial statement presentations;

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  Reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

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  Reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

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  Considers the adequacy and effectiveness of the Company's internal control and reporting system;

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  Discusses policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the effectiveness of the Company's system for monitoring compliance with laws and regulations, and reviews the Company's tax policies and findings of regulatory agencies and independent auditors;

  •
  Reports regularly to the Board regarding its activities and prepares and publishes required annual committee reports;

  •
  Establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters;

  •
  Oversees the internal audit and corporate compliance functions; and

  •
  Annually evaluates the performance of the Audit Committee and the adequacy of its charter.

        The Board has determined that all Audit Committee members are independent under the NYSE definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that each of Walter Young, William Hantke and Gerald Luterman qualify as "audit committee financial experts" within the meaning of SEC regulations. In calendar year 2010, the Audit Committee held five meetings. In calendar year 2011, the Audit Committee has held one meeting through March 1, 2011.

Compensation Committee

        The Compensation Committee oversees the Company's overall compensation structure, policies, and programs. Among other things, the Compensation Committee:

  •
  Reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee with the Chairman of the Board or together with the other independent directors, determines and approves the President and Chief Executive Officer's compensation;

  •
  Reports to the Board on the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers' performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

  •
  Reviews and recommends to the Board the compensation, incentive compensation and equity-based plans that are subject to Board approval;

  •
  Reviews and approves stock option and other stock incentive awards for executive officers other than the President and Chief Executive Officer;

  •
  Makes recommendations regarding, and monitors compliance by officers and directors with, the Company's stock ownership guidelines;

  •
  Reviews the compensation of directors for service on the Board and its committees;

  •
  Reviews and approves employment agreements and severance arrangements, benefit plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than the President and Chief Executive Officer;

  •
  Reviews and discusses with management the Compensation Discussion and Analysis (the "CD&A") to be included in the Company's proxy statement or annual report on Form 10-K, and based on such review and discussions, recommends to the Board that the CD&A be included in the Company's proxy statement or annual report on Form 10-K, as applicable;

  •
  Reviews and oversees the Company's overall compensation strategy, structure, policies, programs and risk profile and assesses whether the compensation structure establishes appropriate incentives for management and employees; and

  •
  Annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

        The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        Frederic W. Cook serves as the independent consultant to the Committee to assist with executive compensation decisions.

        The Board has determined that all Compensation Committee members are independent under the listing standards of the NYSE, and that they are "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). In calendar year 2010, the Compensation Committee held five meetings. In calendar year 2011, the Compensation Committee has held one meeting through March 1, 2011.

Governance and Nominating Committee

        The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Company's Guidelines and recommends changes to the Board. Among other things, the Governance and Nominating Committee also:

  •
  Identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

  •
  Establishes and reviews procedures for the consideration of Board candidates recommended by the Company's stockholders;

  •
  Makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

  •
  Reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

  •
  Reviews and recommends to the Board retirement and other tenure policies for directors;

  •
  Reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

  •
  Reviews and reports to the Board regarding potential conflicts of interests of directors;

  •
  Recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

  •
  Oversees the evaluation of the Board, its committees and management and annually reviews the Company's senior management succession plans;

  •
  Monitors directorships in other public companies held by directors and senior officers of the Company; and

  •
  Annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

        The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Company's Guidelines. These criteria include an individual's business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Guidelines, since their adoption in 2004, provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The composition of the current Board reflects diversity in business and professional experience, skills, gender and race.

        The Governance and Nominating Committee's process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

        The Governance and Nominating Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee's consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2012 Annual Meeting of Stockholders must be received no later than the close of business on November 15, 2011, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2011 Annual Meeting. If we change the date of the 2012 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's annual meeting, recommendations of director candidates must be received a reasonable time before we begin to print and mail the proxy materials for the 2012 Annual Meeting. Each notice of recommendation must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company's stock entitled to vote at the meeting; (d) a statement in support of the stockholder's recommendation, including a description of the candidate's qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate's written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

        Alternatively, as discussed under "Requirements for Submission of Stockholder Proposals for Next Year's Annual Meeting," stockholders intending to appear at the 2012 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company's Bylaws, a copy of which is available upon request to the Company's Corporate Secretary.

        The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the NYSE. In calendar year 2010, the Governance and Nominating Committee held four meetings. In calendar year 2011, the Governance and Nominating Committee has held one meeting through March 1, 2011. The Board and each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Commercial Operations Oversight Committee, Finance Committee and Nuclear Oversight Subcommittee conduct annual self-evaluations to assess their effectiveness and review their charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates each of these annual evaluations.

Commercial Operations Oversight Committee

        The Commercial Operations Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company. The Commercial Operations Oversight Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Commercial Operations Oversight Committee may be removed except by majority vote of the independent directors then in office.

        The Commercial Operations Oversight Committee's duties and responsibilities consist of the following:

  •
  Providing Board oversight of the trading and power marketing of the Company;

  •
  Reviewing, advising and consulting with management and the Audit Committee regarding the Company's risk management policies, practices and procedures;

  •
  Approving as appropriate, the Company's power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

  •
  Annually evaluating the performance of the Committee and the appropriateness of the Committee's charter; and

  •
  Performing such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

        In calendar year 2010, the Commercial Operations Oversight Committee held four meetings. In calendar year 2011, the Commercial Operations Oversight Committee has held one meeting through March 1, 2011.

Finance Committee

        The Finance Committee reviews and approves certain financial development transactions, and provides leadership and guidance to the Board and the Company on matters related to such transactions. The Finance Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Finance Committee may be removed except by majority vote of the independent directors then in office.

        The Finance Committee's duties and responsibilities consist of the following:

  •
  Review, report and make recommendations to the Board on management recommendations or proposals regarding the Company's and its subsidiaries' (i) capital structure, (ii) liquidity, (iii) need for credit or debt or equity financing, (iv) amounts, timing and sources of capital market transactions, and (v) financial hedging and derivative activities;

  •
  Review and approve, or authorize officers to approve, the pricing and other terms and conditions of transactions relating to debt or equity financings, financial hedging and derivatives activities, and other similar financial activities, in each case which have been reviewed and approved by the Board;

  •
  Review and approve, or authorize officers to approve, equity investments, sales of equity interests, joint venture arrangements, commercial and construction arrangements, financing transactions, provision of guarantees or other credit or liquidity support, and other arrangements related to the development, construction and operation of new power generation facilities and the repowering or addition of new units to existing power generation, thermal or other energy producing facilities, in each case which have been discussed with or reviewed by the Board;

  •
  Review and approve, or authorize officers to approve, repurchases, early redemption or other similar actions with respect to the Company's securities;

  •
  Review and approve, or authorize officers to approve, the pricing and other terms and conditions of financing transactions related to mergers, acquisitions, tender offers, and reorganizations which have been reviewed and approved by the Board;

  •
  Review and approve, or authorize officers to approve, the pricing and other terms and conditions of securities offerings which have been reviewed and approved by the Board;

  •
  Approve determinations of the fair market value of assets and investments of the Company for purposes of the Company's note indentures, senior secured credit agreement or other similar financing documents where fair market value is required to be determined by the Board or by a committee of the Board;

  •
  Review with management, on a periodic basis, contributions to employee benefit retirement plans of the Company, investment performance, funding, asset allocation policies and other similar performance measures of the employee benefit retirement plans of the Company;

  •
  Review and approve other matters that may be delegated by the Board; and

  •
  Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board deems appropriate.

        The Finance Committee held nine meetings in calendar year 2010. In calendar year 2011, the Finance Committee has held three meetings through March 1, 2011.

Nuclear Oversight Committee

        The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company's ownership and operation, directly or indirectly, of its interests in nuclear power plant facilities. The Nuclear Oversight Committee consists of all of the members of the Board, all of whom are citizens of the United States of America and meet the requirements of applicable law to serve on the Committee, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. In this capacity, the Nuclear Oversight Subcommittee regularly meets with Company management regarding the Company's nuclear operating facilities and the Chairman of the Subcommittee subsequently reports to the Board and Nuclear Oversight Committee on such matters during the regularly scheduled Board meetings. The Nuclear Oversight Subcommittee currently consists of Herbert Tate (Chair of the Subcommittee), Paul Hobby and Kathleen McGinty. In calendar year 2010, the Nuclear Oversight Subcommittee held four meetings and the Nuclear Oversight Committee held one meeting. In calendar year 2011, the Nuclear Oversight Subcommittee has held one meeting through March 1, 2011 and the Nuclear Oversight Committee has not held a meeting through March 1, 2011.

Review, Approval or Ratification of Transactions with Related Persons

        The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (the "Policy"). The Policy operates in conjunction with NRG's Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a "Related Person Transaction").

        A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

        Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee's guidelines. The Committee's activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

        There were no Related Person Transactions for the year ended December 31, 2010.

Communication with Directors

        Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

        The terms of the five Class II directors will expire at the 2011 Annual Meeting. The Class II directors elected at the 2011 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2014 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). There are no family relationships among the Company's executive officers and directors.

        Each of the nominees for director named in this Proxy Statement have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies on the proxy card intend to vote the proxies for the election of the nominees listed below to the Board. Each nominee listed below has consented to being named in this Proxy Statement and to serve as a director if elected. The biography for each director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. The Board believes that each of the directors has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company.

Nominees for Director (Class II Directors)

Lawrence S. Coben
Age 52
Governance and Nominating Committee (Chair)
Nuclear Oversight Committee

Mr. Coben has been a director of NRG since December 2003. He is currently Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC. He was Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a publicly held company since July 2007, from December 2007 through March 2009 and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Mr. Coben was an independent consultant. From 1994 to 1996, Mr. Coben was Chief Executive Officer of Bolivian Power Company.

Mr. Coben's experience as a chief executive officer and investor in the energy industry brings a valuable cross section of skills to the Board. Mr. Coben brings to the Board significant managerial, strategic, and financial expertise particularly as it relates to Company financings, transactions and development initiatives.

Paul W. Hobby
Age 50
Commercial Operations Oversight Committee (Chair)
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Mr. Hobby has been a director of NRG since March 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 2000. In that capacity, he serves as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of Stewart Information Services Corporation (Stewart Title).

Mr. Hobby joined the Board following the Company's acquisition of Texas Genco, LLC in which he served on its board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. The Board also values his entrepreneurial and financial expertise in evaluating the Company's growth initiatives, as well as his involvement in the Houston and greater Texas community, which is the Company's principal market.

Gerald Luterman
Age 67
Audit Committee
Finance Committee
Nuclear Oversight Committee

Mr. Luterman has been a director of NRG since April 2009. He also served as Interim Chief Financial Officer of the Company from November 2009 through May 2010. Mr. Luterman was Executive Vice President and Chief Financial Officer of KeySpan Corporation from August 1999 to September 2007. Prior to this time, Mr. Luterman had more than 30 years experience in senior financial positions with companies including American Express, Booz Allen & Hamilton, Emerson Electric Company and Arrow Electronics. Mr. Luterman also served as a director of IKON Office Solutions, Inc. from November 2003 until August 2008 and U.S. Shipping Partners L.P. from May 2006 until November 2009.

Mr. Luterman brings extensive experience in the energy industry as a result of his employment at KeySpan Corporation, which is further complemented by his financial expertise as the former chief financial officer. Mr. Luterman's finance and accounting background is a valuable asset to the Board, and particularly the Finance and Audit Committees. In addition, Mr. Luterman's service as the Company's Interim Chief Financial Officer of the Company from November 3, 2009 through May 10, 2010 gave him valuable insights into the operations of the Company and its management.

Herbert H. Tate
Age 58
Nuclear Oversight Committee
Nuclear Oversight Subcommittee (Chair)

Mr. Tate has been a director of NRG since its formation in December 2003. Mr. Tate was Of Counsel to Wolff & Samson, P.C. a New Jersey law firm from 2002 to 2004. In 2004, he became Corporate Vice President of Regulatory Strategy for NiSource Corporation and served until April 2006. From 1994 to 2001, Mr. Tate was appointed by New Jersey Governor Christine Todd Whitman as President to the New Jersey Board of Public Utilities (NJBPU). During that period, Mr. Tate also served on the Board of Directors for the National Regulatory Research Institute (NRRI), at Ohio State University; as a member of the Electricity Committee of the National Association of Regulatory Utility Commissioners (NARUC); and as a member of the Harvard Electric Policy Group. During 2001 and 2002, Mr. Tate was Professor for Energy Policy Studies at the New Jersey Institute of Technology, and from 2001 through 2005, Mr. Tate served as a member of the Advisory Committee to the Electric Power Research Institute (EPRI) Board of Directors. Upon leaving the NJBPU in 2001 and until 2004, Mr. Tate served on the Board of Directors for Central Vermont Public Service electric utility and on the Audit Committee. From 2001 to 2005, Mr. Tate also served on the Board of Directors for IDT Capital and IDT Spectrum, subsidiaries to IDT Corporation. In addition to his experience in the electric and natural gas industries, Mr. Tate was appointed by President George H.W. Bush as Assistant Administrator for Enforcement to the United States Environmental Protection Agency from 1991 to 1993. Mr. Tate served on the Board of Directors to the Environmental Law Institute from 2004 to 2009.

Mr. Tate brings to the Board extensive expertise in the electric and natural gas industries through his diversified background and experience with management, regulatory and policy, as well as his prior board experience. Particularly, Mr. Tate's experiences with both the electric power generation wholesale markets and competitive retail electricity markets through his regulatory, policy and business experience enables him to provide the Board with significant managerial, strategic, and compliance-based expertise which has proven valuable since he joined the Board with the original class in 2003.

Walter R. Young
Age 66
Audit Committee
Finance Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

Mr. Young brings a wide array of experience, expertise and points of view to the Board as a result of his service as a former chief executive officer of a large public company outside of the energy sector and his involvement in numerous private start-up businesses, buy-outs and later stage investments. Mr. Young's skills in corporate finance and accounting matters enable him to be a valuable asset to the Audit and Finance Committees.

The Board recommends a vote "FOR" the election to the Board of each of the foregoing nominees.
Proxies solicited by the Board will be voted "FOR" each of the nominees unless a contrary vote is specified.

Directors Continuing in Office

        Information regarding NRG's directors continuing in office is provided below.

Class III Directors (Terms expire in 2012)

John F. Chlebowski
Age 65
Compensation Committee
Nuclear Oversight Committee

Mr. Chlebowski has been a director of NRG since December 2003. Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and cofounder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. From 1994 until 1997, he was the President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation. Prior to that, he served as Vice President of Finance Chief Financial Officer of GATX Corporation from 1986 to 1994. Mr. Chlebowski is a director of First Midwest Bancorp Inc. and the Non-Executive Chairman of SemGroup Corporation. Mr. Chlebowski also served as a director of Laidlaw International, Inc. from June 2003 until October 2007, SpectraSite, Inc. from June 2004 until August 2005, and Phosphate Resource Partners Limited Partnership from June 2004 until August 2005.

Mr. Chlebowski's extensive leadership and financial expertise, as a result of his position as a former chief executive officer and his service on several boards of companies involved in the restructuring or recovery of their core business, enable him to contribute to the Board significant managerial, strategic, and financial oversight skills. Furthermore, Mr. Chlebowski's service on other public boards, notably as a non-executive Chairman, provides valuable insight into the application of various governance principals to the Company's Board.

Howard E. Cosgrove
Age 68
Chairman of the Board
Nuclear Oversight Committee (Chair)

Mr. Cosgrove has been a director of NRG since December 2003 and Chairman of the Board since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves as Chairman of the Board of Trustees of the University of Delaware.

Mr. Cosgrove brings extensive experience and expertise from the utility industry as a result of his service as chief executive officer of Conectiv and Delmarva Power and Light Company, which not only translates into effective leadership as Chairman of the Board, but enables him to share with the Board and management suggestions about how the more traditional power companies (many of which NRG seeks to partner with, or sell power to) effectively assess and undertake business considerations and opportunities.

William E. Hantke
Age 63
Audit Committee (Chair)
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX, Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke was Non-Executive Chairman of Process Energy Solutions, a private alternative energy company until March 31, 2008 and served as director and Vice-Chairman of NTR Acquisition Co., an oil refining start-up, until January 2009.

Mr. Hantke joined the Board following the Company's acquisition of Texas Genco, LLC, in which he served on the board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. Furthermore, Mr. Hantke's extensive experience in executive management positions in the independent refining industry, considered by many to be a similar industry to the IPP sector, and as a director of public and nonpublic boards enables him to provide the Board significant managerial, strategic, and financial oversight. As a result, his fellow directors have elected him as Chair of the Company's Audit Committee and determined that he is an "audit committee financial expert" as defined by SEC rules.

Anne C. Schaumburg
Age 61
Audit Committee
Finance Committee (Chair)
Nuclear Oversight Committee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was employed by Credit Suisse First Boston in the Global Energy Group, where she last served as Managing Director. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group. Ms. Schaumburg is also a director of Brookfield Infrastructure Partners L.P.

Ms. Schaumburg brings extensive financial experience and expertise to the Board which is valuable to the review of the Company's financings, transactions, and overall financial oversight. In addition, Ms. Schaumburg is able to provide the Board with essential insight into the financial services industry and financial markets. In recognition of Ms. Schaumburg's skills in corporate finance and strategic matters, the Board has elected Ms. Schaumburg to serve as the Chair of the Finance Committee.
Class I Directors (Terms expire in 2013)

Kirbyjon H. Caldwell
Age 57
Compensation Committee
Governance and Nominating Committee
Nuclear Oversight Committee

Pastor Caldwell has been a director of NRG since March 2009. He was a director of Reliant Energy, Inc. (now known as GenOn Energy, Inc.) from August 2003 to March 2009. Since 1982, he has served as Senior Pastor at the 16,000-member Windsor Village United Methodist Church in Houston, Texas. Pastor Caldwell is also a director of Continental Airlines, Inc.

As a result of his six years of service as a director of Reliant Energy, Inc., now GenOn Energy, Inc., a peer of the Company, Pastor Caldwell brings valuable experience and insight regarding the energy industry and is able to share with the Board suggestions about how similarly-situated companies effectively assess and undertake business considerations and opportunities. Pastor Caldwell also provides the Board with valuable insight regarding the Company's retail business following the Company's acquisition of Reliant Energy, as well as additional viewpoints from the perspective of a large publicly traded company stemming from his position on the board of Continental Airlines. The Board also values his leadership and community involvement in the Houston area, where the Company has a significant wholesale and retail presence. Finally, Pastor Caldwell, as a result of his principal occupation, offers a different point of view on a Board that is otherwise constituted by directors with business and finance experience.

David Crane
Age 52
Nuclear Oversight Committee

Mr. Crane has served as the President, Chief Executive Officer and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999. Mr. Crane is also a director of El Paso Corporation.

As Chief Executive Officer of the Company, Mr. Crane provides the Board with management's perspective regarding the Company's day-to-day operations and overall strategic plan. His extensive leadership experience enables Mr. Crane to play a key role in all matters involving our Board and act as the head of management to the independent directors of the Board. In addition, as a director of El Paso Corporation, Mr. Crane is able to contribute an additional perspective from the energy industry.

Stephen L. Cropper
Age 61
Governance and Nominating Committee
Commercial Operations Oversight Committee
Nuclear Oversight Committee

Mr. Cropper has been a director of NRG since December 2003. Mr. Cropper spent 25 years with The Williams Companies Inc., an energy company, before retiring in 1998 as President and Chief Executive Officer of Williams Energy Services. Mr. Cropper is a director of Berry Petroleum Company, Sunoco Logistics Partners L.P., Rental Car Finance Corporation, a subsidiary of Dollar Thrifty Automotive Group, Inc., Wawa, Inc. and Quik Trip Corporation.

Mr. Cropper's career in the natural gas and pipeline industry, knowledge of both of which are critical to the success of a wholesale power generation company like NRG, adds significant value to the Company. In addition to his significant experience in the energy industry, the Board values Mr. Cropper's skills in identifying, assessing and addressing various business issues as a result of his service on various public and private boards.

Kathleen A. McGinty
Age 47
Commercial Operations Oversight Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Ms. McGinty has been a director of NRG since October 2008. Most recently, Ms. McGinty served as Secretary of the Pennsylvania Department of Environmental Protection ("DEP"), a position she held from 2003 until July 2008. Before joining the DEP, Ms. McGinty spent six years in the Clinton White House, where she was chair of the White House Council on Environmental Quality and earlier served as a senior environmental advisor to Vice President Al Gore. She currently serves as Secretary of the Board of Trustees at Saint Joseph's University in Pennsylvania and is the former Chair of the Pennsylvania Energy Development Authority. Ms. McGinty is also a founding partner of Peregrine Technology Partners, LLC, a firm focused on commercialization of resource efficient technologies, and operating partner of Element Partners, an investor in the clean technology sector. Ms. McGinty is also a director of Iberdrola USA and currently serves as Senior Vice President and Managing Director of Weston Solutions, Inc.

Ms. McGinty's experience and leadership in the clean energy sector, as well as with the DEP and as an environmental advisor, provide a perspective into climate change legislation and environmental awareness that is increasingly central to the Company as it develops, refines and implements its forward strategy. Furthermore, her experiences in high-level government positions enable Ms. McGinty to bring significant insights into government mindset and processes in an environment where most major projects embarked upon by the Company are, to some degree at least, a public/private partnership.

Thomas H. Weidemeyer
Age 63
Compensation Committee (Chair)
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world's largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co., Waste Management, Inc. and Amsted Industries Incorporated.

Mr. Weidemeyer's executive management experience with a logistics company involving extensive supply chain management brings important skills highly valued both by the Company itself and by its Board of Directors. In addition, Mr. Weidemeyer's service on other boards gives him a direct insight into best practices that is valuable to our Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee appointed the firm of KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year 2011 at a meeting held in February. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

        The Audit Committee first engaged KPMG LLP as the Company's independent registered public accounting firm on May 24, 2004.

The Board recommends a vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm. Proxies solicited by the Board will be voted "FOR" ratification unless a contrary vote is specified.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under Section 14A of the Securities Exchange Act of 1934, the shareholders of NRG are entitled to vote at this year's annual meeting to approve the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        As described more fully in the Compensation Discussion and Analysis (the "CD&A") section of this Proxy Statement, NRG's executive compensation program is designed to attract, retain and reward top executive talent. The program in 2010 sought to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, annual incentives, long-term incentives, benefits, discretionary payments and severance and change-in-control benefits.

        Below is a summary of the primary components of our executive compensation program for 2010, which is more fully discussed in the CD&A on pages 37-49.

Fiscal 2010 Total Direct Annual Compensation

Annual Compensation Component	Key Features	Purpose	Fiscal 2010 Actions

Base Salary (further discussion on page 39)	Fixed annual cash amount Base pay increases considered annually based on merit and to align with market competitiveness (as described on page 39 of the CD&A)	To provide a competitive fixed amount of cash compensation to attract and retain highly qualified executives	NEOs received merit-based increases in base salary

Annual Incentive Plan (Cash Incentive Award) (further discussion on pages 40-46)
Committee determines funding level of AIP award pool, by evaluating Company performance against pre-established, short-term financial goals (Consolidated Adjusted EBITDA and Consolidated Adjusted Free Cash Flow)

Individual performance evaluated against key business priorities and performance of respective business units. Annual incentives awarded as a percentage of base salary

To motivate and reward achieving or exceeding company, organization and individual performance goals, reinforcing pay-for-performance

		To focus the entire organization on key business objectives and motivate the executive officers to lead their organizations to achieve short-term financial goals	The Company's performance exceeded the target metric Individual performance metrics resulted in an average of 93% performance goals being met across all NEOs

Fiscal 2010 Total Direct Annual Compensation

Annual Compensation Component	Key Features	Purpose	Fiscal 2010 Actions

Long-Term Incentive Compensation (further discussion on pages 46-48)

Award a mix of NQSOs (33%), PUs (34%) and RSUs (33%) based on percentage of base salary

NQSOs vest equally over three-year service period with a term of 10 years

PUs vest after three years of service assuming a threshold stock price is achieved

RSUs vest after three years of service

To provide a balanced distribution of equity awards that strengthen the alignment with shareholder interests and promote the Company's growth strategies

NQSOs support the Company's growth strategy, provide a link between executives' compensation and stock price, and serve as a retention tool. Importantly, stock options will not provide any value to participants unless the stock price moves above the price on the date of grant, further linking our executive's compensation to the performance of our shareholder returns.

PUs support long-term goals and significant increases in shareholder value over a three-year time horizon

RSUs motivate executives to lead their organizations to achieve longer-term financial goals that are expected to result in increased shareholder value; extended service requirement serves as an additional retention tool

Moved to a balanced blend of equity awards to reduce dilution while still maintaining a strong performance-based program

New grants of NQSOs have a ten-year term, instead of a six-year term, to be more in line with competitive practice

PUs granted on January 4, 2010 held a threshold price of $31.97 per share, a target price of $34.69 per share, and a maximum price of $40.57 per share

Other Features (further discussion on pages 49-50)

Executive Stock Ownership Guidelines

Clawback provisions under the Annual Incentive Plan and Long-Term Incentive Plan

Maintain market prevailing dilution rates of less than 15%, as well as a three-year average run rate at or below 2%.

To ensure executive management interests are aligned with shareholder interests

To prevent executive officers from receiving annual or long-term incentive awards where there has been an accounting restatement

		To balance both the interests of stockholders in controlling dilution and NRG's business need to attract, motivate, and retain the level of executive talent required to execute its business strategy	Added clawback provision to the Long-Term Incentive Plan Instituted a balanced equity mix under the Long-Term Incentive Plan to reduce dilution rates

        In the end, the intent of NRG's compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.

        This proposal, commonly known as a "say on pay" proposal, gives shareholders the opportunity to express their views on NRG's named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the shareholders and to the extent there is a significant number of votes against the named executive officer compensation as disclosed in this Proxy Statement, shareholders' concerns will be considered and the Board and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The Board recommends a vote "FOR" the approval of the compensation of the named executive officers as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted "FOR" the approval of the compensation of the named executive officers unless a contrary vote is specified.

 PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As described in Proposal No. 3, the Company's shareholders are being provided the opportunity to cast an advisory vote to approve the compensation of the Company's named executive officers, that is, the say on pay vote. Section 14A of the Securities Exchange Act of 1934 also affords shareholders the opportunity to cast an advisory vote on how often the Company should include the say on pay vote in its proxy materials for future annual shareholder meetings (or other meetings of shareholders at which directors will be elected). Under this Proposal No. 4, shareholders may vote to have the say on pay vote every year, two years, or three years, or abstain from the vote.

        Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the say on pay vote.

        The Board has determined that an annual say on pay vote is the best approach for the Company and its shareholders because the Board believes that a one-year frequency provides the highest level of accountability and communication by and between the Board and the shareholders. An annual say on pay vote enables shareholders to approve the compensation of the named executive officers with the most recent executive compensation information presented in the proxy statement for the annual meeting of stockholders. In addition, the Board recognizes the importance of receiving regular, direct input from shareholders on important issues such as the Company's compensation philosophy, policies and practices as disclosed in the proxy statement every year. An annual vote is consistent with Company policies of annually seeking input from, and engaging in discussions with, the shareholders on corporate governance matters and executive compensation philosophy, policies and practices.

        For the reasons stated above, the Board recommends a vote for a "one year" frequency for the say on pay vote. Please note that shareholders are not voting to approve or disapprove the best approach determined by the Board with respect to this proposal noted above. Rather, shareholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, or three years, or abstain from the vote.

        This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal. If none of the frequency options receive a majority vote, the option that receives the highest number of votes cast will be considered to be the frequency selected by shareholders. However, because this is only an advisory vote, the Board may decide that it is in the best interests of the shareholders and the Company to hold the say on pay vote more or less frequently than the option selected by the shareholders.

The Board recommends a vote for the frequency of "ONE YEAR" for the advisory vote on executive compensation beginning with the 2011 Annual Meeting of Stockholders. Proxies solicited by the Board will be voted for the frequency of "ONE YEAR" unless a contrary vote is specified.

EXECUTIVE OFFICERS

        Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. The biographical information for each of the executive officers is provided below.

David Crane
Age 52
President and Chief Executive Officer

        For biographical information for David Crane, see "Class I Directors (Terms expire in 2013)."

Michael R. Bramnick
Age 45
Executive Vice President, General Counsel

        Mr. Bramnick has been Executive Vice President, General Counsel, since August 2010. He previously served as Senior Vice President, General Counsel, from February 2009 to August 2010. As General Counsel, Mr. Bramnick is responsible for NRG's legal affairs. He previously served as Deputy General Counsel and Chief Compliance Officer, having joined NRG in December 2004. In that position, he managed all litigation and dispute resolution for the Company, was responsible for the Corporate Compliance Program including the Company's Code of Conduct, and led the Regulatory Compliance Group. Prior to joining NRG, Mr. Bramnick was Associate General Counsel at Millennium Chemicals. He previously held in-house positions at Lucent Technologies and EnviroSource and served in private practice for six years at Pepper Hamilton, LLP.

Mauricio Gutierrez
Age 40
Executive Vice President, Chief Operating Officer

        Mr. Gutierrez has been Executive Vice President and Chief Operating Officer since July 2010. In this capacity, Mr. Gutierrez oversees NRG's Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. He previously served as Executive Vice President, Commercial Operations, from January 2009 to July 2010 and Senior Vice President, Commercial Operations, from March 2008 to January 2009. In this capacity, he was responsible for the optimization of the Company's asset portfolio and fuel requirements. Prior to this, Mr. Gutierrez served as Vice President Commercial Operations Trading from May 2006 to March 2008. Prior to joining NRG in August 2004, Mr. Gutierrez held various positions within Dynegy, Inc., including Managing Director, Trading — Southeast and Texas, Senior Trader East Power and Asset Manager. Prior to Dynegy, Mr. Gutierrez served as senior consultant and project manager at DTP involved in various energy and infrastructure projects in Mexico.

James J. Ingoldsby
Age 53
Senior Vice President and Chief Accounting Officer

        Mr. Ingoldsby has been Chief Accounting Officer since March 2008. He is responsible for directing NRG's financial accounting and reporting activities. From August 2006 to March 2008, Mr. Ingoldsby served as Vice President, Financial Planning and Analysis. From May 2004 to July 2006, Mr. Ingoldsby served as NRG's Vice President and Controller. Mr. Ingoldsby, who led the Sarbanes-Oxley implementation at chemical company Hercules, Inc., previously held various executive positions at GE Betz, formerly BetzDearborn from 1993 to 2003, including serving as Controller and Director of Business Analysis and Director of Financial Reporting. He also held various staff and managerial accounting and auditing positions at Mack Trucks, Inc. from 1982 to 1993. Mr. Ingoldsby began his career with Deloitte and Touche.

J. Andrew Murphy
Age 50
Executive Vice President and Regional President, Northeast

        Mr. Murphy has been Executive Vice President and Regional President, Northeast since February 2009. In this capacity, Mr. Murphy is responsible for managing NRG's power generation portfolio in its Northeast Region. He previously served as NRG's Executive Vice President and General Counsel from December 2006 to February 2009. Prior to joining NRG, Mr. Murphy was the partner in charge of the energy practice at the law firm of Hunton & Williams where he represented issuers, developers, investors and lenders in a wide variety of US and cross-border energy projects and structured financings from 1995 to December 2006. His expertise includes supporting various development projects and financings including coal- and gas-fired power plants, transmission lines, gas storage facilities, waste-to-energy facilities, water treatment facilities and renewable energy projects.

John W. Ragan
Age 51
Executive Vice President and Regional President, Texas

        Mr. Ragan has been Executive Vice President and Regional President, Texas since July 2010. In this capacity, Mr. Ragan is responsible for managing NRG's largest regional power generation portfolio, totaling over 10,500 megawatts of power in Texas and NRG's retail electric provider, Reliant Energy. He previously served as Executive Vice President and Chief Operating Officer from February 2009 to July 2010, overseeing NRG's Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. He previously served as Executive Vice President and Regional President, Northeast from December 2006 to February 2009. Prior to joining NRG, Mr. Ragan was Vice President of Trading, Transmission, and Operations at FPL Energy in 2006 and also served as Vice President of Business Management for FPL Energy's Northeast Region from August 2005 through July 2006. Prior to this, Mr. Ragan served as General Manager — Containerboard and Packaging for Georgia Pacific Corporation from October 2004 through July 2005. He also served in increasing roles of responsibility for Mirant Corporation from 1996 through 2004, notably as Senior Vice President and Chief Executive Officer of Mirant's International Group from August 2003 to July 2004.

Christian S. Schade
Age 50
Executive Vice President and Chief Financial Officer

        Mr. Schade has served as Executive Vice President and Chief Financial Officer of NRG Energy since May 2010. From October 2000 to March 2010, he served as Senior Vice President Administration and Chief Financial Officer at Medarex, a Princeton-based biopharmaceutical company acquired by Bristol-Myers Squibb Co. in September 2009. Mr. Schade also serves on the Board of Directors of Integra LifeSciences Holdings Corporation. Prior to Medarex, Mr. Schade was a Managing Director in the Debt Capital Markets Group at Merrill Lynch & Co., where, in London, he oversaw public and private capital-markets transactions for corporate clients throughout Europe, Africa and the Middle East. Previously he served in various corporate finance and capital market positions in New York and London for both Merrill Lynch and JP Morgan.

Denise M. Wilson
Age 51
Executive Vice President and Chief Administrative Officer

        Ms. Wilson has been Executive Vice President and Chief Administrative Officer ("CAO") since September 2008. As CAO, Ms. Wilson oversees several key corporate functions including Human Resources, Investor Relations, Communications and Information Technology. Ms. Wilson originally joined NRG in 2000 and served as Vice President, Human Resources from 2004 until she was named CAO in July 2006. She served in that position until March 2007 when she joined Nash-Finch Company, a leading national food distributor as Senior Vice President, Human Resources. Ms. Wilson left Nash-Finch in June 2008 to retire and then rejoined NRG in September 2008. Ms. Wilson has also served as Vice President, Human Resources Operations with Metris Companies Inc. and Director, Human Resources with General Electric ITS.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information concerning beneficial ownership of the Company's Common Stock as of March 1, 2011, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. For each person known to the Company to own more than five percent of the Company's Common Stock, the information provided is as of the date of their most recent filing with the SEC. None of the directors, nominees for director or named executive officers own any of the Company's preferred stock, and the Company is not aware of any person who owns more than five percent of the Company's preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Percent of Class**	Common Stock(1)
David Crane	*	2,268,554(2)
Mauricio Gutierrez	*	152,749(3)
Gerald Luterman	*	13,053(4)
John W. Ragan	*	141,006(5)
Christian S. Schade	*	20,660(6)
Denise M. Wilson	*	108,799(7)
Howard E. Cosgrove	*	74,218(8)
Kirbyjon H. Caldwell	*	12,856(4)
John F. Chlebowski	*	37,951(4)
Lawrence S. Coben	*	44,410(9)
Stephen L. Cropper	*	37,233(10)
William E. Hantke	*	10,729(11)
Paul W. Hobby	*	20,036
Kathleen McGinty	*	12,457(4)
Anne C. Schaumburg	*	23,437(4)
Herbert H. Tate	*	17,381(12)
Thomas H. Weidemeyer	*	33,173(13)
Walter R. Young	*	53,048
All Directors and Executive
Officers as a group (21 people)	1.34%	3,323,020(14)
BlackRock, Inc.	10.37%	25,643,941(15)
40 East 52nd Street
New York, New York 10022
Franklin Mutual Advisers, LLC	8.69%	21,494,903(16)
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Orbis Investment Management Limited
Orbis Asset Management Limited	11.01%	27,239,304(17)
25 Front Street
Hamilton, Bermuda HM11
T. Rowe Price Associates, Inc.	8.00%	19,783,268(18)
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group, Inc.	5.11%	12,640,470(19)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

*
Less than one percent of outstanding Common Stock.

**
Percentage ownership of 5%+ stockholders is provided as of March 1, 2011.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or investment power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights. Unless otherwise indicated, each person or entity has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

(2)
Includes 1,985,248 shares that may be acquired at or within 60 days of March 1, 2011, pursuant to the exercise of options. Mr. Crane also owns 38,142 deferred stock units ("DSUs"). Each deferred stock unit represents the right of a participant to be paid one share of NRG's Common Stock at the end of a deferral period established under the award by the Compensation Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Mr. Crane will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(3)
Includes 134,778 shares that may be acquired at or within 60 days of March 1, 2011, pursuant to the exercise of options.

(4)
Represents DSUs. Each deferred stock unit is equivalent in value to one share of NRG's Common Stock, payable in the event the director ceases to be a member of the Board.

(5)
Includes 131,866 shares that may be acquired at or within 60 days of March 1, 2011, pursuant to the exercise of options.

(6)
Includes 6,066 shares that may be acquired at or within 60 days of March 1, 2011, pursuant to the exercise of options.

(7)
Includes 108,299 shares that may be acquired at or within 60 days of March 1, 2011, pursuant to the exercise of options.

(8)
Includes 20,000 shares held by Mr. Cosgrove's spouse and 54,218 DSUs. Each deferred stock unit is equivalent in value to one share of NRG's Common Stock, payable in the event Mr. Cosgrove ceases to be a member of the Board. Mr. Cosgrove also owns 18,802 DSUs that will be exchanged for shares of NRG's Common Stock on a one-to-one basis on the following schedule: (i) 11,686 twelve months from the date of termination and (ii) 7,116 twenty-four months from the date of termination.

(9)
Includes 41,658 DSUs. Each deferred stock unit is equivalent in value to one share of NRG's Common Stock, payable in the event Mr. Coben ceases to be a member of the Board.

(10)
Includes 30,233 DSUs. Each deferred stock unit is equivalent in value to one share of NRG's Common Stock, payable in the event Mr. Cropper ceases to be a member of the Board.

(11)
Mr. Hantke also owns 9,960 DSUs. Each deferred stock unit is equivalent in value to one share of NRG's Common Stock. The 9,960 DSUs issued to him will be exchanged for such Common Stock on a one-to-one basis on the following schedule: (i) 2,766 on June 1, 2011, (ii) 646 on June 2, 2011, (iii) 2,345 on June 1, 2012 (iv) 647 on June 2, 2012, (v) 2,345 on June 1, 2013, and (vi) 1,211 on June 1, 2014.

(12)
Includes 7,691 DSUs. Each deferred stock unit is equivalent in value to one share of NRG's Common Stock, payable in the event Mr. Tate ceases to be a member of the Board.

(13)
Includes 31,173 DSUs payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(14)
Consists of the total holdings of directors, named executive officers, and all other executive officers as a group. Includes shares that may be acquired at or within 60 days of March 1, 2011, pursuant to the exercise of options, the vesting of restricted stock units ("RSUs"), or the exchange of DSUs. Each RSU and DSU is equivalent in value to one share of NRG's Common Stock.

(15)
Based upon information set forth in the Schedule 13G/A filed on January 10, 2011 by BlackRock, Inc. ("BlackRock"). BlackRock has the sole power to vote 25,643,941 shares.

(16)
Based on information set forth in the Schedule 13G filed on January 27, 2011 by Franklin Mutual Advisers, LLC ("FMA"). FMA has the sole power to vote 21,494,903 shares.

(17)
Based upon information set forth in the Schedule 13G/A filed jointly on February 10, 2011 by Orbis Investment Management Limited ("OIML") and Orbis Asset Management Limited ("OAML"). OIML and OAML beneficially own 27,187,021 and 52,283 shares, respectively; OIML and OAML have sole voting and sole dispositive power over 27,239,304 shares. OIML and OAML filed together because they may be deemed to constitute a "group" for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(18)
Based upon information set forth in the Schedule 13G/A filed on February 10, 2011 by T. Rowe Price Associates, Inc. ("T. Rowe"). T. Rowe has the sole power to vote 4,401,000 shares and sole dispositive power over 19,717,368 shares.

(19)
Based upon information set forth in the Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc. ("Vanguard"). Vanguard has the sole power to vote 316,671 shares and sole dispositive power over 12,323,799 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. Based on a review of these reports and the written representations of its directors and executive officers, NRG believes that during 2010, its directors and executive officers complied with all Section 16(a) filing requirements, with the exception of a late Section 16 filing by Kevin Howell, former Executive Vice President and Regional President, Texas and John W. Ragan, Executive Vice President and Regional President, Texas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Thomas H. Weidemeyer, Chair Kirbyjon H. Caldwell John F. Chlebowski

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis is focused on our executive compensation program as it relates to NRG's Named Executive Officers ("NEOs"). The NEOs are the Chief Executive Officer, the Chief Financial Officer (serving as such at any time during the 2010 fiscal year) and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer serving as executive officers at the end of the 2010 fiscal year. Mr. Luterman became Interim Chief Financial Officer on November 3, 2009 and served in that capacity until May 10, 2010. Mr. Schade assumed the position of Chief Financial Officer on May 11, 2010. For 2010, the NEOs were:

Name:	2010 Title:
David Crane	President and Chief Executive Officer
Christian S. Schade	Executive Vice President and Chief Financial Officer
Mauricio Gutierrez	Executive Vice President, Chief Operating Officer
Denise M. Wilson	Executive Vice President and Chief Administrative Officer
John W. Ragan	Executive Vice President and Regional President, Texas
Gerald Luterman	Director and former Interim Chief Financial Officer

        The discussion and analysis below is based on the following outline:

  •
  the objectives of the executive compensation program at NRG;

  •
  what the executive compensation program is designed to reward;

  •
  all elements of compensation provided under the program, including:

    o
    the reasons why these elements of compensation have been selected;

    o
    how the amounts of each element are determined; and

    o
    how and why each element and decision fits into NRG's overall objectives.

Objectives of NRG's executive compensation program

        The Compensation Committee of the Board, referred to as the Committee for purposes of this CD&A, is responsible for the development and implementation of NRG's executive compensation program. The objectives of this program are based on the Committee's philosophy that executive compensation should be aligned with stockholder value and improvements in corporate performance.

        These objectives are achieved through the use of both short- and long-term incentives. Therefore, the program strives to effectively use elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. The intent of NRG's compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.

What NRG's executive compensation program is designed to reward

        Stockholder value, enhanced financial performance, and Company growth are realized through the Company's ongoing business strategy to consistently optimize the value of the Company's generation assets and to produce and sell safe, reliable and affordable power to our customers and in the markets served by the Company, while aggressively positioning the Company to meet the market's increasing demand for sustainable and low carbon energy solutions. These results are attained by maintaining and enhancing the Company's position as a leading wholesale power generation company and retail electricity provider in a cost-effective and risk-mitigating manner. This strategy consists of:

  •
  pursuing additional growth opportunities at existing sites;

  •
  increasing value from existing assets;

  •
  maintaining financial strength and flexibility;

  •
  empowering retail customers with distinctive products and services that transform how they use, manage and value energy;

  •
  positioning the Company's portfolio for success in a period of increasing environmental constraints, particularly with respect to greenhouse gas emissions;

  •
  reducing the volatility of cash flows through asset-based commodity hedging activities;

  •
  pursuing selective acquisitions, joint ventures, divestitures and investments in energy-related new businesses and new technologies in order to enhance the Company's asset mix and competitive position in its core markets, both with respect to its traditional core business and in respect of opportunities associated with the new energy economy; and

  •
  optimizing the Company's capital allocation strategy, particularly with respect to the return of capital to stockholders.

        Our executive compensation program promotes this strategy by:

  •
  attracting, retaining and rewarding top executive talent;

  •
  encouraging performance that results in enhanced stockholder value over the long-term and attainment of our business goals and objectives, both financial and non-financial, without creating or incentivizing excessive risk; and

  •
  rewarding strong individual performance, without creating or incentivizing excessive risk.

Elements of compensation provided under NRG's executive compensation program

        The Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to support the Committee in overseeing and reviewing the Company's overall compensation strategy, structure, policies and programs, and to assess whether the Company's compensation structure establishes appropriate incentives for management and employees.

        Frederic W. Cook assisted with executive pay decisions and worked with the Committee independent of any Company management to formulate the design of compensation programs in 2010.

        Annually, the Committee reviews all elements of executive compensation individually and in the aggregate against market data for companies with which NRG competes for executive talent. The Committee evaluates NRG's executive compensation based on competitive market information provided by the consultant via the development of a "peer group." The composition of the peer group is targeted towards publicly-traded, independent power producers and utilities with power generation operations that have revenues of approximately 50% to 200% of NRG's projected revenue, similar generation capacity, or geographic similarity. Each of these characteristics may not be met for every company in the peer group.

        The Committee and management review the composition of the peer group on an annual basis. The Company aims to compare its executive compensation program to a consistent peer group year to year, but given the extremely dynamic nature of the industry and the companies in it, the Company occasionally must alter the list to best represent the Company's industry peers from one year to the next. This year, the Company added Edison International and Entergy Corporation to its peer group. In 2010, Mirant Corporation and RRI Energy, Inc., two companies on the 2009 Peer Group list, combined to form new GenOn Energy, Inc. and Florida Power & Light Company changed its name to NextEra Energy, Inc. For 2010, the peer group consisted of:

2010 Peer Group

    AES Corporation (NYSE: AES)
    Allegheny Energy, Inc. (NYSE: AYE)
    Calpine Corporation (NYSE: CPN)
    CenterPoint Energy, Inc. (NYSE: CNP)
    CMS Energy Corporation (NYSE: CMS)
    Constellation Energy Group, Inc. (NYSE: CEG)
    Dominion Resources, Inc. (NYSE: D)
    DTE Energy Company (NYSE: DTE)
    Dynegy Inc. (NYSE: DYN)
    El Paso Corporation (NYSE: EP)
    Edison International (NYSE: EIX)
    Entergy Corporation (NYSE: ETR)
    GenOn Energy, Inc. (NYSE: GEN)
    NextEra Energy, Inc. (NYSE: NEE)
    PPL Corporation (NYSE: PPL)
    Public Service Enterprise Group Inc. (NYSE: PEG)
    Sempra Energy (NYSE: SRE)

        The various elements of NRG's executive compensation program for 2010 were benchmarked relative to the compensation provided to executives of this peer group, as well as other published survey data. For the survey analysis, the Committee benchmarked NRG's NEOs to survey data based on functional job responsibility, using energy industry data where available and supplementing it with general industry data. NRG's incentive plan design, plan features, and level of participation were also considered during the benchmarking exercise.

        In conjunction with the analysis of NRG's peer group, the Committee aims to emphasize performance-based pay while balancing short- and long-term results through the use of an effective mix of cash, equity and other benefits. By implementing this compensation structure, the Committee believes that the interests of the Company are aligned with the interests of the stockholders, while continuing to emphasize the achievement of the Company's business goals and objectives.

        Based on the analysis of NRG's peer group and the Company's objectives described above, the Committee affirmed the following six components of NRG's executive compensation program:

  •
  Base salary;

  •
  Annual incentive compensation;

  •
  Long-term incentive compensation, including restricted stock units, non-qualified stock options and performance units;

  •
  Benefits;

  •
  Discretionary payments; and

  •
  Severance and change-in-control benefits.

        For each element, and in the aggregate, NRG targeted reward values for the Company's NEOs between the median and the 75th percentile based on the results of the competitive analysis for its NEOs for both total cash compensation (base salary plus annual cash incentives) and for total compensation (total cash compensation plus expected value of long-term incentives). NRG's size and complexity has grown relative to the industry, and in recent years, NRG's financial and operating performance has achieved record EBITDA and Free Cash Flow results, including significant activity in acquisitions and development of new businesses and assets. As a result, our management team has been subject to competitive career opportunities. Accordingly, we currently target pay levels above the median.

Base Salary

        Annual base salary is designed to compensate NEOs for their level of experience and continued expectation of superior performance. Base salary is expected to increase each year in relation to market competitiveness and individual performance. Increases in base salary affect other elements of compensation:

  •
  As base salary increases, the resulting AIP target dollar opportunity will increase (assuming equal percentage participation).

  •
  NRG's long-term incentive compensation, delivered through the LTIP, is awarded as a multiple of base salary. As base salary increases, the grant date value of the equity award increases.

  •
  Certain life insurance benefits, severance benefits, and change-in-control benefits are valued as a function of base salary and increase in value commensurate with growth in base salary.

        In addition to targeting base salary levels above the median, the base salary recommendations also incorporate the NEO's individual performance, the general contributions of the NEO to overall corporate performance, and the level of responsibility of the NEO with respect to his or her specific position. In general, base salary levels for NEOs increase from year to year to reflect exceptional individual performance (increases due to merit). In 2009, despite strong Company performance, the Company's executive officers did not receive an increase in base salary (with the exception of increases resulting from promotions) due to the overall economic and market environment. In 2010, the NEOs received a merit-based increase in base salary due to the exceptional Company performance and strong individual performance in 2009. For 2010, Mr. Luterman received a base salary of $100,000 per month and a prorated amount of $50,000 for May, but pursuant to his arrangement as Interim Chief Financial Officer, was not eligible for any other compensation under NRG's executive compensation program.

        For 2010, the base salary earnings for each NEO were as follows:

Named Executive Officer	2010 Base Salary Earnings ($)
David Crane	1,206,192
Christian S. Schade	372,692
Mauricio Gutierrez	466,308
Denise M. Wilson	438,615
John W. Ragan	513,789
Gerald Luterman	450,000(1)

(1)
This reflects Mr. Luterman's service until May 10, 2010.

Annual Incentive Compensation

        Overview—Annual incentive compensation is designed to compensate NEOs for meeting specific individual and Company goals, and to reward individuals for meeting financial and non-financial goals and objectives established as part of the Company's annual business plan. Annual incentive compensation is determined as a percentage of each NEO's annual base salary. The AIP design is based on best practices and market competitiveness as benchmarked with NRG's peer group. In keeping with the purposes of the AIP, if the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

        The AIP is calculated using actual performance results from a weighted percentage of performance criteria. These criteria are chosen to align each NEO's responsibilities with available quantitative financial measures and qualitative measures that NRG values in the leadership of the business, such as safety, budget control, staff development, growth strategies and individual performance compared to the Company's goals. Annually, quantitative and qualitative performance goals are recommended by the NRG Senior Management Team for approval by the Committee. These criteria were chosen as the primary short-term benchmarks with respect to the strategies chosen for attaining the Company's business objectives of increasing stockholder value and the improvement in corporate performance.

        AIP Performance Criteria—The following tables provide the 2010 performance criteria established for the NEOs and, for each NEO, the weight each criterion is given with respect to individual NEO performance. The criteria are used in determining the AIP payment as described in more detail below and are designed to achieve the Company's primary short-term goals and long-term business objectives, such as maintaining financial strength and stability, reducing the volatility of cash flows, improving safety performance, positioning the Company for success under increasing environmental constraints, and optimizing the Company's strategic and business developments.

        The criteria for the Chief Executive Officer are established by the Committee based upon meetings with the Chief Executive Officer and discussions regarding performance goals of the Company and himself. The criteria for the other NEOs are established by the Chief Executive Officer, in consultation with the Committee, and subsequently reviewed and approved by the Committee. The criteria for all NEOs are based upon the Company's business strategy and individual development year-over-year, in conjunction with the applicability of the criteria to the NEO's business unit. For example, for the positions of Chief Executive Officer and Chief Financial Officer, the performance criteria are weighted towards overall Company financial performance due to the nature of their respective position with the Company; whereas, in addition to overall Corporate performance, a Regional President's performance criteria is weighted towards regional financial performance and safety and/or environmental performance due to the Regional President's oversight of regional financial, safety and environmental performance. We believe this design reflects clearer lines of sight for Regional Presidents or other functional heads over their respective business units. Furthermore, certain criteria, such as trading and hedging or new business development/implementation apply to specific NEOs due to their expertise and areas of responsibility within the Company. The criteria consist of objective goals, such as EBITDA, environmental and safety metrics, as well as subjective goals based on each NEO's annual performance review, such as positive developments with respect to "FORNRG" contributions, strategic development, staff development, capital allocation, trading and hedging, and internal controls.

 2010 Performance Criteria

Performance Criteria	Definition
Consolidated Adjusted EBITDA, excluding mark-to-market	Net Income before Interest Expense, Income Tax, Depreciation and Amortization — as calculated from NRG's Statement of Operations as found in Item 15 — Consolidated Financial Statements to the Company's Annual Report on Form 10-K filed on February 22, 2011 (the "2010 Form 10-K"), and as further adjusted for certain non-recurring items and excluding mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded hedge accounting treatment. For 2010, the Consolidated Adjusted EBITDA target was set at $2,270 million.
Regional Adjusted EBITDA and Growth Initiatives, excluding mark-to-market

Regional Net Income before Income Tax, Depreciation, and Amortization — as calculated from NRG's Statement of Operations as found in Item 15 — Consolidated Financial Statements to the 2010 Form 10-K, and as further adjusted for certain non-recurring items and excluding mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded hedge accounting treatment. With respect to Mr. Ragan, for 2010, the Regional Adjusted EBITDA target for the Texas Region and Retail was set at $1,739 million.

Consolidated Adjusted Free Cash Flow

Cash Flow from Operations, excluding changes in nuclear decommissioning trust liability and changes in collateral deposits supporting energy risk management activities, less maintenance and environmental capital expenditures and including net payments to settle acquired derivatives that include financing elements and purchases and sales of emission allowances — as calculated from NRG's Statement of Cash Flows as found in Item 15 — Consolidated Financial Statements to the 2010 Form 10-K. For 2010, the Consolidated Adjusted Free Cash Flow target was set at $845 million.

Performance Criteria	Definition
Regional Safety/Environmental

Applied safety practices at Regional plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives. With respect to Mr. Ragan, for 2010, the Texas safety target was set at 10 Occupational Safety and Health Administration ("OSHA") recordables and the Texas environmental target was established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Regional plant, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point and projects addressing climate change, clean air and protecting our resources can result in a maximum one point reduction. For 2010, the Texas environmental target was set at the average target across the Regional plant fleet of 1.33.

Corporate Safety/Environmental

Applied safety practices at plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives. For 2010, the Corporate safety target was set at a 0.95 OSHA recordable rate based upon OSHA Total Recordable Injury Rate. For 2010, the Corporate environmental target was established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Company plant, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point and projects addressing climate change, clean air and protecting our resources can result in a maximum one point reduction. For 2010, the Corporate environmental target was set at the average target across the plant fleet of 1.25.

"FORNRG" Contributions and Budget Expense Improvement	Continuous improvement initiative to maximize return on invested capital and improve profitability, determined in incremental adjusted EBITDA.
Staff Development	Personnel recruitment, education, and advancement, including diversity advancements.
Business Growth within Core Assets	Expand the business through development in the Company's core assets.

Performance Criteria	Definition
New Renewables Business Incubation and Implementation	Expand the renewables segment of the Region's business.
New Business Development/Implementation	Expand the business through development in both the Company's core assets and renewables.
Trading and Hedging

Maximizing operating income through the efficient procurement and management of fuel supplies and maintenance services, and the sale of energy, capacity and ancillary services into attractive spot, intermediate and long-term markets.

Financing Growth and Capital Allocation Objective	Achievement of 2010 objectives and advancement of longer term plan.
Control Environment

Achievement of 2010 audit plan as approved by the Company's Audit Committee, including effective controls in compliance with Section 404 of the Sarbanes Oxley Act and the advancement of Engineering, Procurement and Construction control framework.

Strategic Development/Implementation	Development and dissemination of corporate strategy at Company and regional levels.
Individual Performance/Goal Achievement	Individual performance versus mutually agreed-upon annual goals plus manner of achieving goals (in accordance with corporate values).

NEO Weighted Performance Criteria (%)

Performance Criteria	David Crane	Christian S. Schade	Mauricio Gutierrez	Denise M. Wilson	John W. Ragan	Gerald Luterman(1)
Consolidated Adjusted EBITDA	30%	20%	20%	20%	15%	N/A
Regional Adjusted EBITDA and Growth Initiatives	—	—	—	—	20%	N/A
Consolidated Adjusted Free Cash Flow	30%	20%	20%	20%	15%	N/A
Regional Safety	—	—	—	10%	5%	N/A
Regional Environmental	—	—	—	—	5%	N/A
Corporate Safety/Environmental	10%	—	20%	—	—	N/A
FORNRG Contributions and Budget Expense Improvement	—	—	10%	—	—	N/A
Staff Development	15%	—	—	—	—	N/A
Business Growth within Core Assets (Business Services, Fast Start initiatives)	—	—	10%	—	—	N/A
New Renewables Business Incubation and Implementation	—	—	—	—	20%	N/A
New Business Development/Implementation	—	—	—	30%	—	N/A
Trading and Hedging	—	—	20%	—	—	N/A
Financing Growth and Capital Allocation Objective	—	20%	—	—	—	N/A
Control Environment — Audit 404 and Construction Control Infrastructure	—	10%	—	—	—	N/A
Strategic Development/Implementation	15%	10%	—	—	—	N/A
Individual Performance/Goal Achievement	—	20%	—	20%	20%	N/A
TOTAL:	100%	100%	100%	100%	100%	N/A

(1)
In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for annual performance compensation.

        AIP Incentive Opportunity — The Chief Executive Officer is accountable for developing the goals for all other NEOs, while the Committee, with input from the Chief Executive Officer, determines the goals for the Chief Executive Officer. These goals are established at the beginning of each fiscal year. For the fiscal year 2010, these goals were reviewed and approved by the Committee on February 16, 2010 as a percentage of base salary. The AIP plan design, as displayed in the table below, is consistent with market practice both in terms of target percentages and range of opportunity.

        The threshold, target and maximum incentive opportunities for the NEOs for 2010 were as follows:

Named Executive Officer	Threshold	Target	Maximum	Target $ Amount
David Crane	50.0%	100.0%	200.0%	$1,206,192
Christian S. Schade	37.5%	75.0%	112.5%	$279,519
Mauricio Gutierrez	37.5%	75.0%	112.5%	$349,731
Denise M. Wilson	37.5%	75.0%	112.5%	$328,961
John W. Ragan	37.5%	75.0%	112.5%	$385,342
Gerald Luterman(1)	N/A	N/A	N/A	N/A

(1)
In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for annual performance compensation.

        AIP Targets and Calculation — Payment of the AIP is contingent on attaining the AIP Threshold, which is based on the Company's Consolidated Adjusted Free Cash Flow. For fiscal year 2010, the AIP Threshold was set at $685 million of Consolidated Adjusted Free Cash Flow, a level appropriate for an acceptable level of Company financial performance. If the AIP Threshold was not achieved, no annual incentives would have been paid for 2010 performance. If the AIP Threshold is met or exceeded, the annual incentive payment is calculated in two steps:

  Step 1: A percentage up to the Target level based on the weight of each performance criterion identified in the table above. If all elements are achieved at the Target level, an NEO will realize Target level participation.

  Step 2: A percentage above the Target level based on an equal 50/50 weighting of Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA. This second calculation is only performed in the event Consolidated Adjusted Free Cash Flow or Consolidated Adjusted EBITDA exceeds its respective Target level.

        The sum of the two pieces (the Threshold to the Target components (Step 1) + the Target to the Maximum components (Step 2)) equals the incentive earned under the AIP. For fiscal year 2010, the AIP Target was set at $845 million of Consolidated Adjusted Free Cash Flow and $2,270 million of Consolidated Adjusted EBITDA. Payments above the AIP Target are only possible if the Consolidated Adjusted Free Cash Flow or the Consolidated Adjusted EBITDA Targets are surpassed, in which case the NEO is eligible to receive a portion of the incentive opportunity between Target and Maximum.

        The AIP Maximum percent payout can only be achieved if the Maximum level of Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA are met or surpassed. In the event that these financial performance criteria exceed maximum levels, the NEOs are still capped at their maximum. The Company has established the Maximum at a level that can only be achieved with exceptional Company performance. While the Company strives for this level of performance every year, the Company expects that over time the Maximum level will not be reached a significant percentage of the time. For example, since 2004, the Company has reached Maximum payout only in 2005 and 2009, despite strong Company performance in 2006, 2007 and 2010 and record Company performance in 2008.

        Results for 2010 AIP — The Company's AIP Threshold and AIP Target levels are based on the Company's audited financial statements. The achievement towards the threshold and targets described in the table above is calculated beginning with the Company's audited financial statements and is adjusted based on the impact of non-recurring events that may impact Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA, but have a positive impact on the Company's business objectives of increasing stockholder value and improving corporate performance. Alternatively, transactions may occur throughout the year that may impact Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA positively or negatively but were not due to direct Company management or not part of the composition of the asset portfolio when the AIP targets were created. The Committee approved the following adjustments to Consolidated Adjusted EBITDA and Consolidated Adjusted Free Cash Flow as they relate to the AIP performance:

  •
  decrease of $8 million and $2 million to 2010 Consolidated Adjusted EBITDA and Consolidated Adjusted Free Cash Flow, respectively, for the acquisitions of Green Mountain Energy Company and Cottonwood Generating Station to ensure the composition of the asset portfolio is consistent with AIP targets;

  •
  increase of $6 million to Consolidated Adjusted Free Cash Flow for the efficiency of managing margin calls during 2010;

  •
  decrease of $18 million to Consolidated Adjusted Free Cash Flow to adjust for the deferral of budgeted environmental and maintenance capital expenditures; and

  •
  an adjustment reducing Consolidated Adjusted EBITDA by $11 million to reverse the impact of realization of a foreign currency gains to ensure the composition of the asset portfolio is consistent with AIP targets.

        The net impact of these four adjustments reduced 2010 performance compared to the AIP Target level by $19 million for Consolidated Adjusted EBITDA and $14 million for Consolidated Adjusted Free Cash Flow.

        Based on the calculations described above, both the Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA AIP Targets were exceeded for 2010 with results of $1,327 million in Consolidated Adjusted Free Cash Flow and $2,495 million in Consolidated Adjusted EBITDA. The Chief Executive Officer provided documentation to the Committee and the Board regarding the qualitative and quantitative achievement for each NEO. The Committee evaluated the performance of the Chief Executive Officer based on his achievement compared to goals established for him for 2010. Subsequently, the Committee reviewed and approved the annual incentive awards for the NEOs based on individual performance goals along with the Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA criteria. Bonus payments were paid after the release of the Company's audited financial results for 2010. The annual incentives awarded to each of the NEOs for 2010, expressed as a percentage of base salary and in dollars, were as follows:

Named Executive Officer	Percentage of Base Salary (%)	Annual Incentive Payment ($)
David Crane	164.88	1,988,769
Christian S. Schade	95.59	356,247
Mauricio Gutierrez	99.70	464,914
Denise M. Wilson	100.09	438,999
John W. Ragan	98.04	503,720
Gerald Luterman(1)	N/A	N/A

(1)
In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for annual performance compensation.

  Long-Term Incentive Compensation

        The LTIP is designed to align compensation of NEOs with long-term stockholder value. The value of an LTIP award depends exclusively on NRG's stock price and, in the case of Performance Units, the share price movement over time.

        Types of Awards — The following types of awards were made in 2010:

  •
  Non-qualified Stock Option ("NQSOs") — Each NQSO represents the right to purchase one share of Common Stock at a price equal to the closing market price of the Common Stock on the date of grant. Options vest and become exercisable equally over a three-year vesting schedule and have a term of ten years. Vesting schedules and term lengths for new grants are reviewed periodically by the Committee.

  •
  Performance Units ("PUs") — Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of the Company's Common Stock on such date (the "measurement price") equals or exceeds the threshold price set under the award as of the date of vesting. The number of shares of Common Stock to be paid as of the vesting date for each performance unit is equal to: (i) a prorated amount in between one-half and one share of Common Stock if the measurement price equals or exceeds the threshold price but is less than the target price; (ii) one share of Common Stock, if the measurement price equals the target price; (iii) a prorated amount in between one and two shares of Common Stock, if the measurement price is greater than the target price but less than the maximum price under the Award; and (iv) two shares of Common Stock, if the measurement price is equal to or greater than the maximum price. A 20-day averaging period will be used to determine the price.

    The design of PUs is intended to reward NEOs based on total stockholder return over the three-year vesting period relative to the Company's total cost of equity over this period. The target price of the award is based on an annual projected cost of equity established at the start of each three-year vesting period. The Committee approves a target stock price based on a compounding share price growth factor over the vesting period. The threshold share price growth factor represents 30% of the compounded target share price growth factor and the maximum share price growth factor represents 64% of the compounded target share price growth factor. PUs granted on January 4, 2010 held a threshold price of $31.97 per share, a target price of $34.69 per share, and a maximum price of $40.57 per share.

  •
  Restricted Stock Units ("RSUs") — Each RSU represents the right to receive one share of Common Stock after the completion of three years of service from the date of grant. From time-to-time, the Committee will use alternate RSU vesting periods, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool.

        Range of LTIP compensation — The aggregate expected value of equity awards granted to each NEO for the fiscal year 2010 was based on a review of the expected value of equity grants made to NEOs in NRG's peer group, expressed as a percentage of base salary. Frederic W. Cook provided equity benchmark data for the peer group and provided recommendations as a percentage of base salary to the Committee. For grants in January 2010, these percentages were 400% of base salary for Mr. Crane and 150% of base salary for all other NEOs. For 2011, the Compensation Committee approved an increase in the range of LTIP compensation from 150% to 200% of base salary for these NEOs in order to further increase stock ownership of the executive officers and strengthen alignment with shareholder interests. The Company's practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2010, the grant date was January 4, 2010. The price per share of the Company's stock on the grant date was $23.87 per share.

        Blended annual allocation — Following the Committee's approval, the Company awards a combination of NQSOs, RSUs and PUs on the first business day in January of each year. In 2010, the Company revised the allocation of award type to provide a more balanced approach and reduce the rate of dilution. NQSOs and PUs directly align the NEOs' interests with the performance of NRG's Common Stock reflecting the importance of share price appreciation to the Company's total stockholder return. Allocation of RSUs reflects market trends favoring increased usage of full value shares (performance shares and restricted stock) over stock options as a retention incentive. The allocation by equity type is reviewed annually by the Committee based on the Company's overall strategy and existing market best practices.

        For fiscal year 2010, the Committee approved equity compensation grants allocated among the types of awards as follows:

  •
  33 percent of the target expected value in the form of NQSOs;

  •
  34 percent of the target expected value in the form of PUs; and

  •
  33 percent of the target expected value in the form of RSUs.

        The types of equity awards made to the NEOs in January 2010, and in the case of Mr. Schade, at his hiring in March 2010, and the total grant date fair value for such awards are shown below.

Named Executive Officer:	Restricted Stock Units ($)	Non-Qualified Stock Options ($)	Performance Units ($)	Total ($)
David Crane	1,596,903	1,596,548	1,645,008	4,838,459
Christian S. Schade(1)	469,680(2)	168,217	172,695	810,592
Mauricio Gutierrez	217,217	217,370	224,754	659,341
Denise M. Wilson	217,217	217,370	224,754	659,341
John W. Ragan	255,409	254,848	263,010	773,267
Gerald Luterman(3)	N/A	N/A	N/A	N/A

(1)
Represents grant in March 2010 upon Mr. Schade's hiring.

(2)
Includes grant of 14,600 RSUs with one-year vesting.

(3)
In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for any long-term incentive compensation.

  Benefits

        Benefits — NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs are provided personal financial services up to $11,250 each year, not including the financial advisor's travel or out-of-pocket expenses, to assist with financial planning and tax counseling. Survey data indicates that this form of benefit is consistent with market practice at the executive level and that $11,250 is a reasonable level of benefit. The Company does not pay tax gross-ups with respect to financial services for its executive officers.

        Pursuant to the terms of his negotiated employment agreement entered into in December 2008 which allows for the continuation of previously awarded personal life and disability insurance, in 2010, Mr. Crane received additional benefits in the form of a $12,000 life insurance premium reimbursement and $10,120 disability insurance premium reimbursement. NRG paid Mr. Crane a tax gross-up on these amounts totaling $11,118.

  Discretionary Payments

        From time-to-time, the Committee will make off-cycle cash and/or equity awards to reward key personnel for reasons such as extraordinary achievement, the hiring of a new executive, promotion, or recognition. Such rewards are rarely made at the NEO level and all such discretionary payments are subject to review and approval by the Chief Executive Officer. In cases of discretionary payments for certain designated officers, both Chief Executive Officer and Committee approval is required.

  Potential Severance and Change-in-Control Benefits

        Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company's Executive and Key Management Change-in-Control and General Severance Plan (the "CIC Plan"), are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change-in-control. NRG chooses to pay severance and change-in-control benefits to assist with career transitions of executives of the Company as well as to create an environment that provides for adequate business transition and knowledge transfer during times of change.

        Change-in-control agreements are considered market practice among publicly-held companies. Most often, agreements are utilized to encourage executives to remain with the Company during periods of extreme job uncertainty. In order to enable a smooth transition during the interim period, change-in-control agreements provide a defined level of security for the executive, and the Company, to follow through on the implementation of a particular acquisition, asset sale/purchase, and integration.

        For a more detailed discussion, including the quantification of potential payments, please see the section entitled "Severance and Change-in-Control" following the executive compensation tables below.

        Effective July 23, 2009, the Company adopted a new change-in-control plan, the 2009 Executive Change-in-Control and General Severance Plan (the "New CIC Plan") that is applicable to new executives. In connection with a review of its executive compensation practices, the Company has determined that for new executives it will not pay tax gross-ups with respect to payments upon a change-in-control. The New CIC Plan does not provide for gross-up payments in the event payments under the New CIC Plan subject the executives to an excise tax under Section 4999 of the Code. Rather, the executives will be entitled to the better of (known as "net best"): a change-in-control benefit which shall be limited to $1 less than the amount subject to the excise tax, or the full payment that is subject to the excise tax (payable by the executive).

Stock Ownership Guidelines

        The Committee and the Board require the Chief Executive Officer to hold Company stock with a value equal to six times his base salary until termination from the Company. The Chief Financial Officer, Chief Operating Officer and Chief Administrative Officer are encouraged to hold equity instruments with a value equal to three times their respective base salaries until termination from the Company. Other NEOs are encouraged to hold equity instruments with a value equal to 2.5 times their base salary until termination from the Company. Only vested shares or vested options with an exercise price that is less than the current stock price count towards the ownership multiple. As NRG has experienced a limited number of LTIP grant opportunities, many NEOs have not yet achieved expected stock ownership multiples. It is anticipated, however, that NEOs will achieve expected ownership multiple thresholds over the course of a series of upcoming LTIP grants. The current stock ownership for NEOs as of March 1, 2011 is shown below:

Named Executive Officer	Target Ownership Multiple	Actual Ownership Multiple
David Crane	6.0	14.2
Christian S. Schade	3.0	0.0
Mauricio Gutierrez	3.0	0.7
Denise M. Wilson	3.0	0.0
John W. Ragan	2.5	0.5
Gerald Luterman(1)	N/A	N/A

(1)
In his position as Interim Chief Financial Officer, Mr. Luterman was not required to maintain a target stock ownership.

 Dilution concerns and other limitations

        NRG and the Committee work to ensure that NRG's equity awards balance both the interests of stockholders in controlling dilution and NRG's business need to attract, motivate, and retain the level of executive talent required to execute its business strategy. Observing established dilution rates help stockholders preserve anticipated share ownership percentages in NRG. The dilution interests are tracked by way of:

  •
  Dilution rate — outstanding NQSOs, RSUs and PUs plus additional shares reserved for future grant — divided by shares outstanding; and

  •
  Run rate — amount of NQSOs and RSUs actually distributed in 2010.

The Committee remains focused on maintaining market prevailing dilution rates of less than 15%, as well as a three-year average run rate at or below 2%. NRG's potential dilution rate at the end of 2010 was approximately 9.9%, with an actual dilution rate of 5.3% reflecting shares granted at year-end. The run rate was 1%. For 2010, the Committee approved a revised allocation of 33% NQSOs, 34% PUs, and 33% RSUs in order to provide a more balanced approach and reduce the potential dilution rate. The awards granted in January 2011 followed this allocation.

Tax and Accounting Considerations

        The Committee has considered the implications of Section 162(m) of the Code, which precludes the Company (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is "performance based" within the meaning of Section 162(m). The Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Committee also takes into account tax consequences to NEOs in designing the various elements of the Company's compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Committee remains informed of the accounting implications of its compensation programs, however, and approves programs based on their total alignment with the Company's strategy and long-term goals.

Summary Compensation Table
Fiscal Year Ended December 31, 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Grants ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Crane	2010	1,206,192	—	3,241,911	1,596,548	1,988,769	34,262	54,428	8,122,110
President and Chief	2009	1,100,000	200,000	2,142,646	2,199,272	2,120,800	37,518	54,167	7,854,403
Executive Officer	2008	1,097,693	—	1,905,263	2,153,414	1,923,706	16,813	59,905	7,156,794
Christian S. Schade	2010	372,692	30,000	642,375	168,217	356,247	—	43,867	1,613,398
Executive Vice President and Chief Financial Officer
Mauricio Gutierrez	2010	466,308	—	441,971	217,370	464,914	—	34,570	1,625,133
Executive Vice President,	2009	398,462	200,000	692,573	300,017	448,269	—	31,222	2,070,543
Chief Operating Officer
Denise M. Wilson	2010	438,615	—	441,971	217,370	438,999	—	34,525	1,571,480
Executive Vice	2009	400,000	200,000	292,584	300,017	440,400	—	27,477	1,660,478
President and Chief Administrative Officer
John W. Ragan	2010	513,789	—	518,419	254,848	503,720	—	285,753	2,076,529
Executive Vice President and Regional President, Texas
Gerald Luterman	2010	450,000	—	—	—	—	—	—	450,000
Director and former	2009	200,000	—	—	—	—	—	—	200,000
Interim Chief Financial Officer(2)

(1)
The assumptions made in these valuations are discussed in the Company's 2010 Form 10-K in Item 15 — Consolidated Financial Statements.

(2)
Mr. Luterman became Interim Chief Financial Officer on November 3, 2009 following the departure of Mr. Flexon and served as the principal financial officer until May 10, 2010.

        The amounts provided in the Non-Equity Incentive Plan Compensation column represent values earned under NRG's 2010, 2009 and 2008 AIP payable in March 2011, March 2010, and March 2009, respectively. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal years 2010, 2009 and 2008. The performance criteria and weight given to each NEO are described in detail in the CD&A above. The dollar amounts in the table represent payouts for actual 2010, 2009 and 2008 Company performance.

        Only one NEO, David Crane, participates in the NRG Pension Plan for Non-Bargained Employees, which was closed to new employees hired on, or after, December 5, 2003. The values shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the 2010, 2009, and 2008 year-on-year increases in the value of the defined benefit pension plan.

        For 2010, Mr. Luterman received a base salary of $100,000 per month and a prorated amount of $50,000 for May, and was not eligible for any other compensation under NRG's executive compensation program.

        The amounts provided in the All Other Compensation column represent the additional benefits payable by NRG and include insurance benefits, the employer match under the 401(k) plan, relocation expenses, financial counseling services up to $11,250, not including the financial advisor's travel or out-of-pocket expenses, and the amount payable under NRG's all-employee discretionary contribution to the 401(k) plan. The following table identifies the additional compensation for each NEO.

Name	Year	Life Insurance Reimbursement ($)	Disability Insurance ($)	Financial Advisor Services ($)	401(k) Employer Matching Contribution ($)	401(k) Discretionary Contribution ($)	Relocation Expenses ($)	Signing Bonus Compensation ($)	Total Taxable Grossed Up Expenses ($)(1)	Total ($)
David Crane	2010	12,000	10,120	11,390	9,800	—	—	—	11,118(3)	54,428
	2009	12,000	10,120	11,129	9,800	—	—	—	11,118(4)	54,167
	2008	12,000	10,120	10,610	9,200	—	—	—	17,975(5)	59,905
Christian S. Schade	2010	—	—	4,067	9,800	—	—	30,000(6)	—	43,867
Mauricio Gutierrez	2010	—	—	11,295	9,800	13,475	—	—	—	34,570
	2009	—	—	6,472	9,800	14,950	—	—	—	31,222
Denise M. Wilson	2010	—	—	11,250	9,800	13,475	—	—	—	34,525
	2009	—	—	11,777	9,800	5,900	—	—	—	27,477
John W. Ragan	2010	—	—	8,545	9,800	13,475	253,933(7)	—	—	285,753
Gerald Luterman(2)	2010	—	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—	—

(1)
Total Taxable Grossed Up Expenses consists of gross ups for life insurance premium reimbursements, disability insurance premium reimbursements and relocation expenses for all executive officers of the Company paid in 2010. Beginning with fiscal year 2009, the Company no longer pays tax gross ups with respect to financial services for its executive officers.

(2)
In his position as Interim Chief Financial Officer, Mr. Luterman was not eligible for any compensation other than his base salary.

(3)
This amount represents $6,032 gross up for 2010 life insurance; $5,086 gross up for 2010 disability insurance.

(4)
This amount represents $6,032 gross up for 2009 life insurance; $5,086 gross up for 2009 disability insurance.

(5)
This amount represents $6,590 gross up for 2008 life insurance; $5,558 gross up for 2008 disability insurance; $5,827 gross up for 2008 financial advisor services.

(6)
This amount represents $30,000 signing bonus paid upon hire date.

(7)
This amount represents $253,933 for 2010 taxable relocation.

Employment Agreements

        Mr. Crane serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company that was amended and restated in order to ensure compliance with Section 409A of the Code, effective December 4, 2008. The initial term of the amended and restated employment agreement ended on December 31, 2010. The agreement is renewed automatically for successive one-year terms on the same terms and conditions unless either party provides the other with notice to the contrary at least 90 days prior to the end of the initial term or any subsequent one-year term.

        Effective December 4, 2008 through December 31, 2009, the amended and restated employment agreement provides for an annual base salary of $1,100,000. For each one-year period thereafter,

Mr. Crane's base salary will be reviewed and may be increased by the Board. Mr. Crane's base salary for 2010 was $1,206,192. Beginning with the 2008 fiscal year, Mr. Crane is entitled to an annual bonus with a target amount of up to 100 percent of his base salary, based upon the achievement of criteria determined at the beginning of the fiscal year by the Board, with input from Mr. Crane, for that fiscal year. In addition, beginning with the 2008 fiscal year, Mr. Crane is also entitled to a maximum annual bonus up to an additional 100 percent of his base salary, based upon the achievement of Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA criteria for that fiscal year.

        In addition to salary and bonuses, the employment agreement provides that Mr. Crane is eligible to participate in the Company's LTIP in accordance with its terms. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company's director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses and reimbursement of reasonable expenses for financial planning. Mr. Crane's employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payments and benefits are described and quantified under the section "Severance and Change-in-Control" below.

        The Company has not entered into employment agreements with NEOs other than Mr. Crane.

Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2010

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying Options (#)(4)
									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)			Grant Date Fair Value of Stock and Option Awards ($)(5)
											Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Crane	—	—	603,096	1,206,192	2,412,384	—	—	—	—	—	—	—
	1/4/2010	12/3/2009	—	—	—	—	—	—	—	149,100	23.87	1,596,548
	1/4/2010	12/3/2009	—	—	—	—	—	—	66,900	—	—	1,596,903
	1/4/2010	12/3/2009	—	—	—	34,400	68,800	137,600	—	—	—	1,645,008
Christian S. Schade	—	—	139,760	279,519	419,279	—	—	—	—	—	—	—
	3/29/2010	3/2/2010	—	—	—	—	—	—	—	18,200	20.60	168,217
	3/29/2010	3/2/2010	—	—	—	—	—	—	8,200	—	—	168,920
	3/29/2010	3/2/2010	—	—	—	—	—	—	14,600	—	—	300,760
	3/29/2010	3/2/2010	—	—	—	4,350	8,700	17,400	—	—	—	172,695
Mauricio Gutierrez	—	—	233,154	349,731	524,597	—	—	—	—	—	—	—
	1/4/2010	12/3/2009	—	—	—	—	—	—	—	20,300	23.87	217,370
	1/4/2010	12/3/2009	—	—	—	—	—	—	9,100	—	—	217,217
	1/4/2010	12/3/2009	—	—	—	4,700	9,400	18,800	—	—	—	224,754
Denise M. Wilson	—	—	164,481	328,961	493,442	—	—	—	—	—	—	—
	1/4/2010	12/3/2009	—	—	—	—	—	—	—	20,300	23.87	217,370
	1/4/2010	12/3/2009	—	—	—	—	—	—	9,100	—	—	217,217
	1/4/2010	12/3/2009	—	—	—	4,700	9,400	18,800	—	—	—	224,754
John W. Ragan	—	—	192,671	385,342	578,013	—	—	—	—	—	—	—
	1/4/2010	12/3/2009	—	—	—	—	—	—	—	23,800	23.87	254,848
	1/4/2010	12/3/2009	—	—	—	—	—	—	10,700	—	—	255,409
	1/4/2010	12/3/2009	—	—	—	5,500	11,000	22,000	—	—	—	263,010
Gerald Luterman	—	—	—	—	—	—	—	—	—	—	—	—

(1)
Represents estimated payouts under the AIP as discussed in the CD&A above.

(2)
Represents PUs issued under the LTIP as discussed in the CD&A above.

(3)
Represents RSUs issued under the LTIP as discussed in the CD&A above.

(4)
Represents NQSOs issued under the LTIP as discussed in the CD&A above.

(5)
The assumptions made in these valuations are discussed in the Company's 2010 Form 10-K in Item 15 — Consolidated Financial Statements.

2010 Annual Incentive Plan

        NEOs were provided the opportunity to earn an AIP payment based on the attainment of certain pre-established Company and individual goals for fiscal year 2010. The performance criteria and weight given to each are described in detail in the CD&A above. The dollar amount of the possible payouts for achieving the threshold, target or maximum levels of performance during 2010 are shown in the above table. If the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

2010 Long-Term Equity Incentives

        For 2010, the NEOs were provided long-term incentives through grants of the following types of equity awards as indicated in the above table: (i) NQSOs; (ii) RSUs; and (iii) PUs. Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 4, 2010, except in the case of Mr. Schade, who was granted awards on March 29, 2010.

        Each NQSO represents the right to purchase one share of Common Stock at a price equal to the fair market value of the stock determined as of the date of grant. NQSOs granted in 2010 have a term of 10 years and vest in equal annual installments over a three year vesting schedule. Upon termination of service by reason of death, the NQSO shall vest in full and shall be exercisable by the executor or administrator of participant's estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSO shall terminate and cease to be exercisable. Upon termination of service by reason of disability, the participant shall have the right until the earlier of the expiration date or 12 months after the date of such termination of service to exercise only that portion of the NQSO that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

        Each RSU represents the right to receive one share of Common Stock as of the vesting date for the award. RSUs granted in 2010 will become 100% vested as of the third anniversary (first anniversary for some of the RSUs awarded to Mr. Schade) of the date of grant provided the NEO is still employed with the Company as of that date. Upon termination of service by reason of death, the RSU shall vest in full and the Common Stock underlying the RSU shall be issued and delivered to the participant's legal representatives, heirs, legatees, or distributees.

        Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of Common Stock as of the date of vesting equals or exceeds the threshold price set under the award. The number of shares of Common Stock to be paid as of the vesting date is equal to: (i) a prorated amount in between one-half and one share of Common Stock if the threshold price is met but the target price is not met; (ii) one share if the target price is met; (iii) a pro rata amount between one and two shares if the target price is exceeded but the maximum price set under the award is not met; and (iv) two shares if the maximum price is met or exceeded. For PUs granted on January 4, 2010 the threshold price is $31.97, the target price is $34.69 and the maximum price is $40.57. Upon separation from service by reason of death, the PU shall vest in full and the Common Stock underlying the PU shall be issued and delivered to the participant's legal representatives, heirs, legatees, or distributees.

 Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2010

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable				Market Value of Shares or Units of Stock that Have Not Vested ($)
Name			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested ($)
David Crane	1,065,502	—	12.015	12/5/2013	117,600(1)	2,297,904	167,300(2)	0(3)
	285,714	—	23.975	1/3/2012	—	—	—	—
	220,800	—	27.915	1/3/2013	—	—	—	—
	128,000	64,000(4)	42.820	1/2/2014	—	—	—	—
	85,766	171,534(5)	23.640	1/2/2015	—	—	—	—
	—	149,100(6)	23.870	1/4/2020	—	—	—	—
Christian S. Schade	—	18,200(7)	20.600	3/29/2020	22,800(8)	445,512	8,700(9)	0(3)
Mauricio Gutierrez	1,000	—	19.400	8/1/2011	20,634(10)	403,188	32,000(11)	0(3)
	23,256	—	24.875	5/31/2012	16,920(12)	320,465(13)	—	—
	23,256	11,628(14)	24.875	5/31/2012	—	—	—	—
	7,400	—	27.915	1/3/2013	—	—	—	—
	22,000	—	37.730	7/26/2013	—	—	—	—
	4,133	2,067(15)	42.820	1/2/2014	—	—	—	—
	14,333	7,167(16)	41.630	3/3/2014	—	—	—	—
	11,700	23,400(17)	23.640	1/2/2015	—	—	—	—
	—	20,300(18)	23.870	1/4/2020	—	—	—	—
Denise M. Wilson	78,133	39,067(19)	24.750	9/30/2014	25,100(20)	490,454	40,500(21)	0(3)
	11,700	23,400(22)	23.640	1/2/2015	—	—	—	—
	—	20,300(23)	23.870	1/4/2020	—	—	—	—
John W. Ragan	51,200	—	28.925	12/18/2012	16,800(24)	328,272	22,900(25)	0(3)
	29,000	—	27.915	1/3/2013	—	—	—	—
	14,933	7,467(26)	42.820	1/2/2014	—	—	—	—
	10,666	21,334(27)	23.640	1/2/2015	—	—	—	—
	—	23,800(28)	23.870	1/4/2020	—	—	—	—
Gerald Luterman	—	—	—	—	—	—	—	—

(1)
This amount represents 19,100 RSUs that vested on January 2, 2011; 31,600 will vest on January 2, 2012 and 66,900 RSUs that will vest on January 4, 2013.

(2)
This amount represents 37,100 PUs that vested on January 2, 2011; 61,400 PUs that will vest on January 2, 2012 and 68,800 PUs that will vest on January 4, 2013.

(3)
Market value of unearned PUs on December 31, 2010 does not meet target price set under each grant award.

(4)
This amount represents 64,000 NQSOs that vested on January 2, 2011.

(5)
This amount represents 85,767 NQSOs that vested on January 2, 2011 and 85,767 NQSOs that will vest on January 2, 2012.

(6)
This amount represents 49,700 NQSOs that vested on January 4, 2011; 49,700 NQSOs that will vest on January 4, 2012 and 49,700 NQSOs that will vest on January 4, 2013.

(7)
This amount represents 6,066 NQSOs that will vest on March 29, 2011; 6,067 NQSOs that will vest on March 29, 2012 and 6,067 that will vest on March 29, 2013.

(8)
This amount represents 14,600 RSUs that will vest on March 29, 2011 and 8,200 RSUs that will vest on March 29, 2013.

(9)
This amount represents 8,700 PUs that will vest on March 29, 2013.

(10)
This amount represents 600 RSUs that vested on January 2, 2011; 2,100 RSUs that vested on March 3, 2011; 4,534 RSUs that will vest on May 31, 2011; 4,300 RSUs that will vest on January 2, 2012 and 9,100 RSUs that will vest on January 4, 2013.

(11)
This amount represents 1,200 PUs that vested on January 2, 2011 and 4,200 PUs that vested on March 3, 2011; 8,800 PUs that will vest on May 31, 2011; 8,400 PUs that will vest on January 2, 2012 and 9,400 PUs that will vest on January 4, 2013.

(12)
This amount represents 16,920 Phantom Restricted Stock Units ("PRSUs") that will vest on February 10, 2012. PRSUs were granted pursuant to a cash-based phantom equity program approved by the Compensation Committee, which was effective March 1, 2008.

(13)
Market value of PRSUs calculated by multiplying the number of PRSUs by the average closing price for the 20 trading days prior to December 31, 2010.

(14)
This amount represents 11,628 NQSOs that will vest on May 31, 2011.

(15)
This amount represents 2,067 NQSOs that vested on January 2, 2011.

(16)
This amount represents 7,167 NQSOs that vested on March 3, 2011.

(17)
This amount represents 11,700 NQSOs that vested on January 2, 2011 and 11,700 NQSOs that will vest on January 2, 2012.

(18)
This amount represents 6,766 NQSOs that vested on January 4, 2011; 6,767 NQSOs that will vest on January 4, 2012 and 6,767 NQSOs that will vest on January 4, 2013.

(19)
This amount represents 39,067 NQSOs that will vest on September 30, 2011.

(20)
This amount represents 11,700 RSUs that will vest on September 30, 2011; 4,300 RSUs that will vest on January 2, 2012 and 9,100 RSUs that will vest on January 4, 2013.

(21)
This amount represents 22,700 PUs that will vest on September 30, 2011; 8,400 PUs that will vest on January 2, 2012 and 9,400 PUs that will vest on January 4, 2013.

(22)
This amount represents 11,700 NQSOs that vested on January 2, 2011 and 11,700 NQSOs that will vest on January 2, 2012.

(23)
This amount represents 6,766 NQSOs that vested on January 4, 2011 and 6,767 NQSOs that will vest on January 4, 2012 and 6,767 NQSOs that will vest on January 4, 2013.

(24)
This amount represents 2,200 RSUs that vested on January 2, 2011; 3,900 RSUs that will vest on January 2, 2012 and 10,700 RSUs that will vest on January 4, 2013.

(25)
This amount represents 4,300 PUs that vested on January 2, 2011; 7,600 PUs that will vest on January 2, 2012 and 11,000 PUs that will vest on January 4, 2013.

(26)
This amount represents 7,467 NQSOs that vested on January 2, 2011.

(27)
This amount represents 10,667 NQSOs that vested on January 2, 2011 and 10,667 NQSOs that will vest on January 2, 2012.

(28)
This amount represents 7,933 NQSOs that vested on January 4, 2011; 7,933 NQSOs that will vest on January 4, 2012 and 7,934 NQSOs that will vest on January 4, 2013.

        The payout value of unearned shares provided in the table consists of PUs and is based on the market price for NRG Common Stock as of December 31, 2010. If a value is shown in this column, the PU grant is considered "in the money," meaning the price of NRG's Common Stock exceeds the threshold price of the PU grant. Where values do not appear in this column, then that particular PU grant has not exceeded the threshold price and no value is represented.

Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Crane	—	—	27,200	642,192
Christian S. Schade	—	—	—	—
Mauricio Gutierrez	—	—	800	18,888
	—	—	2,800	65,128
Denise M. Wilson	—	—	—	—
John W. Ragan	—	—	3,600	84,996
Gerald Luterman	—	—	—	—

(1)
Represents RSUs granted on January 3, 2007 with 100% vesting on January 3, 2010.

(2)
Based on a share price of $23.61 on December 31, 2009 because January 3, 2010 was a non-trading day.

(3)
Represents RSUs granted on July 26, 2007 with 100% vesting on July 26, 2010.

(4)
Based on a share price of $23.26 on July 26, 2010.

Pension Benefits
Fiscal Year Ended December 31, 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
David Crane	NRG Pension Plan for Non-Bargained Employees	7.0833	157,845
Christian S. Schade	—	—	—
Mauricio Gutierrez	—	—	—
Denise M. Wilson	—	—	—
John W. Ragan	—	—	—
Gerald Luterman	—	—	—

        The NRG Pension Plan for Non-Bargained Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane is the only NEO eligible to receive benefits under this plan. He is covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant's four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but are capped by the Internal Revenue Service (the "IRS") qualified plan pay limit each year. For example, the 2010 pay limit was $245,000. Pension benefits become 100% vested after three years of service and a participant may retire as early as age 55. At termination or retirement, the participant may receive his accrued benefit as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using Code Section 417(e) interest rates and IRS mortality table effective for the year in which the benefit is paid.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2010

Name	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
David Crane	(155,238)	745,295
Christian S. Schade	0	0
Mauricio Gutierrez	0	0
Denise M. Wilson	0	0
John W. Ragan	0	0
Gerald Luterman	0	0

        Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of DSUs. No additional deferred compensation awards have been made since 2005. The DSUs reflected above are fully vested and, in general, will be paid in the form of stock six months following the NEO's termination of employment. While no further non-qualified deferred compensation awards are anticipated, the Committee may choose to revisit this approach in the future.

Severance and Change-in-Control

        Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the CIC Plan are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

        In the event Mr. Crane's employment with the Company is terminated by the Company "without cause," by Mr. Crane for "good reason" (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, Mr. Crane will be entitled to two times his base salary (without regard for any reduction on base salary); 50 percent of the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

        In the event Mr. Crane's employment with the Company is terminated by the Company "without cause" or by Mr. Crane for "good reason" (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, within 24 months following a change-in-control, in lieu of the above severance benefits, Mr. Crane will be entitled to 2.99 times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Crane will also be entitled to a payment equal to the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

        In the event Mr. Crane's employment with the Company is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

        In the event that the payments under Mr. Crane's employment agreement subject him to an excise tax under Section 4999 of the Code, he will be entitled to a "gross-up payment" so that the net amount received by Mr. Crane after imposition of the excise tax equals the amount he would have received under the employment agreement absent the imposition of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

        Under each of the Crane employment agreement and the CIC Plan, the applicable executive agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

        Under the CIC Plan, the NEOs other than Mr. Crane are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause payable in a lump sum amount and reimbursement for COBRA benefits continuation cost for a period of 18 months.

        The CIC Plan also provides a change-in-control benefit in the event that within 24 months following a change-in-control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit is equal to the executive's base salary plus annual target incentive times 2.99 payable in a lump sum amount, an amount equal to the NEO's target bonus for the year of termination, prorated for the number of days during the performance period the NEO was employed by the Company and reimbursement for COBRA benefits continuation cost for a period of 18 months. In the event of a change-in-control, all equity granted to the NEOs will become fully vested.

        In general, under Mr. Crane's employment agreement and the CIC Plan, a "change-in-control" occurs in the event: (1) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company's voting stock, (2) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (3) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity or (4) the stockholders approve a plan or proposal to liquidate or dissolve the Company. An involuntary termination without "cause" means the NEO's termination by the Company for any reason other than the NEO's conviction of, or agreement to a plea of nolo contendere to, a felony or other crime involving moral turpitude, willful failure to perform his duties or willful gross neglect or willful gross misconduct. A voluntary termination for "good reason" means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities or the failure of a successor to the Company to assume the CIC Plan or in the case of Mr. Crane, his employment agreement. In the case of Mr. Crane only, "good reason" also includes any failure by the Company to comply with his employment agreement, his removal from the Board, the failure to elect him to the Board during any regular election as well as a change in reporting structure of the Company requiring Mr. Crane to report to anyone other than the Board. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2010, and including payments that would have been earned as of such date. The amounts shown below do not include benefits payable under the NRG Pension Plan for Non-Bargained Employees, the 401(k) plan or DSUs.

Named Executive Officer	Involuntary Termination Not for Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Not for Cause or Voluntary for Good Reason following a Change-in-Control ($)	Death ($) or Disability ($)
David Crane	9,003,941	9,003,941	13,819,741	6,171,946
Christian S. Schade	787,962	787,962	3,696,048	971,757
Mauricio Gutierrez	773,465	773,465	3,789,138	1,232,836
Denise M. Wilson	661,100	661,100	3,921,724	1,720,823
John W. Ragan	795,965	795,965	3,886,691	1,279,458
Gerald Luterman	N/A	N/A	N/A	N/A

Director Compensation
Fiscal Year Ended December 31, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)*	Total ($)
Kirbyjon H. Caldwell	90,000	90,006(1)	180,006
John F. Chlebowski	91,500	90,006(2)	181,506
Lawrence S. Coben	100,000	100,010(3)	200,010
Howard E. Cosgrove	165,500	162,513(4)	328,013
Stephen L. Cropper	90,000	90,006(5)	180,006
William E. Hantke	110,500	107,506(6)	218,006
Paul W. Hobby	101,500	100,010	201,510
Gerald Luterman	93,000	90,006(7)	183,006
Kathleen A. McGinty	91,500	90,006(8)	181,506
Anne C. Schaumburg	103,000	100,010(9)	203,010
Herbert H. Tate	101,500	100,010(10)	201,510
Thomas H. Weidemeyer	100,000	100,010(11)	200,010
Walter R. Young	93,000	90,006	183,006

*
Reflects the grant date fair value of DSUs awarded in 2010 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, the full amount of which is recorded as a compensation expense in NRG's income statement for fiscal year 2010.

(1)
Mr. Caldwell also is vested in 12,856 DSUs payable upon his termination of service as a Board member.

(2)
Mr. Chlebowski also is vested in 37,951 DSUs payable upon his termination of service as a Board member.

(3)
Mr. Coben also is vested in 41,658 DSUs payable upon his termination of service as a Board member.

(4)
Mr. Cosgrove also is vested in 73,020 DSUs, 54,218 of which are payable upon his termination of service as a Board member; 11,686 of which are payable in the year following his termination of service as a Board member and 7,116 of which are payable in the second year following his termination of service as a Board member.

(5)
Mr. Cropper also is vested in 30,233 DSUs payable upon his termination of service as a Board member.

(6)
Mr. Hantke also is vested in 9,960 DSUs payable in accordance with the following schedule: (i) 2,766 on June 1, 2011; (ii) 646 on June 2, 2011; (iii) 2,345 on June 1, 2012; (iv) 647 on June 2, 2012; (v) 2,345 on June 1, 2013; and (vi) 1,211 on June 1, 2014.

(7)
Mr. Luterman also is vested in 13,053 DSUs payable upon his termination of service as a Board member.

(8)
Ms. McGinty also is vested in 12,457 DSUs payable upon her termination of service as a Board member.

(9)
Ms. Schaumburg also is vested in 23,437 DSUs payable upon her termination of service as a Board member.

(10)
Mr. Tate also is vested in 7,691 DSUs payable upon his termination of service as a Board member.

(11)
Mr. Weidemeyer also is vested in 31,173 DSUs payable upon his termination of service as a Board member.

        Non-employee directors other than the Non-Executive Chairman, receive total annual compensation of $180,000 for their service as a Board member. Mr. Cosgrove, as Non-Executive Chairman, receives $325,000 in total annual compensation. Additional annual compensation is provided for certain Committee Chair responsibilities. As Chair of the Audit Committee, Mr. Hantke receives an additional $35,000 per year. The Chairs of Board Committees other than ad hoc committees and the Audit Committee, i.e., Mr. Weidemeyer (Compensation Committee), Mr. Coben (Governance and Nominating Committee), Mr. Hobby (Commercial Operations and Oversight Committee), Mr. Tate (Nuclear Oversight Subcommittee) and Ms. Schaumburg (Finance Committee), receive an additional $20,000 per year. Mr. Crane, as an employee director, does not receive additional separate compensation for his Board service.

        Directors receive 50 percent of their total annual compensation in the form of cash and the remaining 50 percent in the form of vested DSUs. In their first year of service, directors receive an additional allocation of 50 percent of their total annual compensation in the form of vested DSUs and a pro-rata portion of their total annual compensation in cash. Each DSU is equivalent in value to one share of NRG's Common Stock and represents the right to receive one such share of Common Stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to its competitive assessment on behalf of the NEO population, Frederic W. Cook performed a similar review of director compensation. Results of the review were shared with the Committee who made a recommendation to the full Board for final approval. Competitive pay levels are necessary in order for NRG to secure the desired Board-level talent necessary to provide short- and long-term strategic direction to the Company. The directors also receive an additional $1,500 per meeting if a director attends more than eight Board or Committee meetings in a year. There were 10 Board meetings and nine Finance Committee meetings in 2010; no other committee held more than eight meetings in 2010.

Director Stock Ownership Guidelines

        Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSUs to Common Stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's financial reporting process. The Audit Committee's function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that in 2010 three of the four members of the Audit Committee, William E. Hantke, Gerald Luterman and Walter R. Young meet the requirements of an "audit committee financial expert." The Board has further determined that Anne C. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the New York Stock Exchange.

        Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent registered public accounting firm for the fiscal year 2010, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010 with the Company's management and has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees." In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management's report and KPMG LLP's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

        Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

                      Audit Committee:
                      William E. Hantke, Chair
                      Gerald Luterman
                      Anne C. Schaumburg
                      Walter R. Young

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

        The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2010, and December 31, 2009.

	Year Ended December 31
	2010	2009
	(In thousands)
Audit Fees	$6,989	$8,840
Audit-Related Fees	42	95
Tax Fees	793	1,496
All Other Fees	—	—

Total	$7,824	$10,431

Audit Fees

        For 2010 and 2009 audit services, KPMG LLP billed us approximately $6,989,000 and $8,840,000, respectively, for the audit of the Company's consolidated financial statements and the review of the Company's quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits. All of the work was performed by full-time, permanent employees of KPMG LLP.

Audit-Related Fees

        Audit-related fees in 2010 consist of due diligence assistance fees, while in 2009, audit-related fees primarily consist of attest fees for grant applications. For 2010 and 2009, audit-related fees billed to us by KPMG LLP totaled approximately $42,000 and $95,000, respectively.

Tax Fees

        Tax fees relate to services provided for tax compliance, tax planning, advice on mergers and acquisitions, technical assistance, and advice on both domestic and international matters. For 2010 and 2009 tax services, KPMG LLP billed us approximately $793,000 and $1,496,000, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Registered Public Accounting Firm

        The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

        The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

        Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

        The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

 REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in NRG's Proxy Statement for next year's Annual Meeting, our Corporate Secretary must receive the proposal no later than the close of business on November 15, 2011, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2011 Annual Meeting. If we change the date of the 2012 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2012 Annual Meeting in order to be considered for inclusion in NRG's Proxy Statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under NRG's Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC's regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

        Alternatively, stockholders intending to present a proposal or nominate a director for election at next year's Annual Meeting without having the proposal or nomination included in the Company's Proxy Statement must comply with the requirements set forth in the Company's Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year's Annual Meeting, unless the 2012 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date. Accordingly, for NRG's 2012 Annual Meeting, our Corporate Secretary must receive the proposal or nomination no earlier than December 28, 2011 and no later than the close of business on January 27, 2012, unless the 2012 Annual Meeting is held earlier than March 27, 2012 or later than July 5, 2012, in which case the proposal or nomination should be received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2012 Annual Meeting or (ii) the 10th day following the day on which the date of the 2012 Annual Meeting is first publicly announced by the Company. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, NRG may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01A7HE 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by a duly authorized person. If signed by a limited liability company, please sign in limited liability company name by a duly authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A 1. Election of Class II Directors: For Against Abstain For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION Proposals — The Board of Directors recommends a vote “FOR” each of the listed nominees, “FOR” proposals 2 and 3 and “1 YEAR” for proposal 4. For Against Abstain For Against Abstain 3 Yrs 2 Yrs 1 Yr Abstain 2. To ratify the appointment by the Board of Directors of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal year 2011. 4. To approve, on an advisory basis, the frequency of holding a future advisory vote on executive compensation. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 01 - Lawrence S. Coben 04 - Herbert H. Tate 02 - Paul W. Hobby 05 - Walter R. Young 03 - Gerald Luterman 1 1 0 4 8 2 2

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ANNUAL MEETING OF STOCKHOLDERS April 26, 2011 This Proxy is solicited by the Board of Directors for use at the NRG Energy, Inc. Annual Meeting of Stockholders on April 26, 2011 or any postponement(s) or adjournment(s) thereof. The undersigned stockholder of NRG Energy, Inc., hereby appoints David Crane and Tanuja M. Dehne with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on April 26, 2011, at 4:00 p.m. (Central Time), at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting. This Proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this Proxy will be voted as the Board of Directors recommends. (IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE) Proxy — NRG Energy, Inc. SEE REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2011: The Notice, Proxy Statement and 2010 Annual Report are available at http://www.edocumentview.com/NRG_MTG.